UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant      X
Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
X	Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to § 240.14a-12
CIRCOR INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

X	No fee required
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30 Corporate Drive, Suite 200
Burlington, MA 01803
+1 (781) 270-1200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 10, 2018

NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of Stockholders of CIRCOR International, Inc. (the "Company") will be held on Thursday, May 10, 2018, at 12:00 PM local time. The Annual Meeting will be held at the Company’s headquarters at CIRCOR International, Inc., 30 Corporate Drive, Suite 200, Burlington, MA 01803. The Annual Meeting is being called for the purpose of considering and voting upon the following proposals:

1.
To elect three Class I directors for three-year terms, such terms to continue until the Annual Meeting of Stockholders in 2021 and until each such director's successor is duly elected and qualified or until his or her earlier resignation or removal;

2.
To ratify the selection by the Audit Committee of the Board of Directors of the Company of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2018;

3.	To consider an advisory resolution approving the compensation of the Company's Named Executive Officers; and

4.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 20, 2018 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of the Company's common stock, par value $0.01 per share, at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, we urge you to vote via the Internet or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials (the "Notice") you received or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card in the enclosed envelope. For specific instructions on how to vote your shares, please review the instructions for each of these voting options that are detailed in your Notice and in the Company's Proxy Statement. If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet or by telephone or returned a proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 10, 2018: Our Proxy Statement, a form of proxy, a letter to stockholders from the Chairman of our Board of Directors, and a letter to stockholders from our President and Chief Executive Officer, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, are available for viewing, printing and downloading at www.proxy.CIRCOR.com.

Directions to the Annual Meeting are included on the last page of the Company's Proxy Statement

Scott Buckhout
President & CEO

Burlington, Massachusetts
March 29, 2018

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE YOUR PROXY AS INDICATED ABOVE. YOUR PROXY IS REVOCABLE UNTIL THE TIME SET FORTH IN THE COMPANY'S PROXY STATEMENT AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., the Company's proxy solicitor, at (800) 322-2885 or (212) 929-5500 or at proxy@mackenziepartners.com.

PROXY STATEMENT

Forward-Looking Statements

This Proxy Statement contains certain statements that are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "may," "hope," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential," "continue," and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters, identify forward-looking statements. We believe that it is important to communicate our future expectations to our stockholders, and we, therefore, make forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that we are not able to accurately predict or control and our actual results may differ materially from the expectations we describe in our forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause our actual results, performance, or achievements to differ materially from anticipated future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in the price of and demand for oil and gas in both domestic and international markets, our ability to successfully integrate acquired businesses, as contemplated, the possibility that expected benefits related to the FH acquisition (as defined below) may not materialize as expected, any adverse changes in governmental policies, variability of raw material and component pricing, changes in our suppliers' performance, fluctuations in foreign currency exchange rates, changes in tariffs or other taxes related to doing business internationally, our ability to hire and retain key personnel, our ability to operate our manufacturing facilities at efficient levels, including our ability to prevent cost overruns and reduce costs, our ability to generate increased cash by reducing our working capital, our prevention of the accumulation of excess inventory, our ability to successfully implement our restructuring or simplification strategies, fluctuations in interest rates, our ability to continue to successfully defend product liability actions, as well as the uncertainty associated with the current worldwide economic conditions and the continuing impact on economic and financial conditions in the United States and around the world as a result of natural disasters, terrorist attacks, current Middle Eastern conflicts and related matters. For a discussion of these risks, uncertainties and other factors, see Item 1A, "Risk Factors," in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

30 Corporate Drive, Suite 200
Burlington, MA 01803

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 10, 2018

This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of CIRCOR International, Inc. (the "Company" or "CIRCOR") for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 10, 2018, at 12:00 PM local time, and any adjournments or postponements thereof (the "Annual Meeting"). The Annual Meeting will be held at the Company’s headquarters at 30 Corporate Drive, Suite 200, Burlington, Massachusetts 01803.

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

1.
To elect three Class I directors for three-year terms, such terms to continue until the Annual Meeting of Stockholders in 2021 and until each such director's successor is duly elected and qualified or until his or her earlier resignation or removal;

2.
To ratify the selection by the Audit Committee of the Board of Directors of the Company of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2018;

3.	To consider an advisory resolution approving the compensation of the Company's Named Executive Officers; and

4.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

This Proxy Statement and the form of proxy were first made available to stockholders on or about March 29, 2018. The Board has fixed the close of business on March 20, 2018 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). Only holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 19,819,610 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each holder of our outstanding Common Stock as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. For Proposal 1, the election of three Class I directors, each nominee shall be elected as a director of the Company if such nominee receives the affirmative vote of a plurality of the votes cast. The approval of a majority of the votes cast is necessary to approve each of Proposal 2, the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2018, and Proposal 3, the consideration of an advisory resolution approving the compensation of the Company's Named Executive Officers.

Shares that reflect abstentions or "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. With respect to the election of the directors (Proposal 1), votes may be cast "for" or "withheld" from the nominees. Votes cast "for" the nominees will count as "yes" votes; votes that are "withheld" from the nominees will not be voted with respect to the election of the nominees. With respect to Proposals 2 and 3, votes may be cast "for," "against" or "abstain." In the case of Proposals 2 and 3, abstentions are not considered votes cast on such matter and will have the effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated. Proposals 1 and 3 are each "non-discretionary" items and, therefore, brokers and nominees do not have discretionary voting power with respect to such matters. Broker non-votes will have no effect on Proposal 1, and with respect to Proposal 3, if you do not instruct your broker how to vote with respect to such matter, your broker may not vote with respect to this item and those non-votes will have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

This year, pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have again elected to provide access to our proxy materials over the internet. Accordingly, we have sent a Notice Regarding the Availability of Proxy Materials (the "Notice") to certain of our stockholders (excluding those stockholders who previously have requested that they receive electronic or paper copies of our proxy materials). Stockholders have the ability to access our proxy materials on the website referred to in the Notice or request a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet and request a printed copy of our proxy materials may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe this process should expedite your receipt of our proxy materials and reduce the environmental impact of our Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 10, 2018: This Proxy Statement, a form of proxy, a letter to stockholders from the Chairman of our Board of Directors, a letter to stockholders from our President and Chief Executive Officer, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 ("Fiscal Year 2017"), are available for viewing, printing and downloading at www.proxy.CIRCOR.com.

Your vote is important. If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the following methods:

1.	Vote by internet by going to the web address www.voteproxy.com and following the instructions for internet voting on such website or on your Notice or proxy card;

2.	Vote by telephone by dialing 1-800-PROXIES (776-9437) in the United States or 1-718-921-8500 from foreign countries and following the instructions; or

3.
Vote by proxy card if you received a paper copy of these materials by completing, signing, dating, and mailing your proxy card in the envelope provided. If you vote by internet or telephone, please do not mail your proxy card.

In order to vote via the internet or by telephone, stockholders whose shares are registered in their name must have the stockholder identification number which is provided in the Notice.

If you hold your shares in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Any properly completed proxy given by stockholders whose shares are registered in their name pursuant to this solicitation may be revoked by one of the following methods:

1.	Filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

2.	Properly casting a new vote via the internet or by telephone at any time before the closure of the internet or telephone voting facilities;

3.	Duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting; or

4.	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

To be effective, any written notice of revocation or subsequent proxy must be sent so as to be delivered to the Company's Secretary at the Company's corporate headquarters before the taking of the vote at the Annual Meeting. If your shares are held in “street name,” contact your bank, broker or other nominee for instructions on changing your vote.

Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted "FOR" the election of the nominees for director listed in this Proxy Statement, "FOR" ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2018, and "FOR" approval of the resolution regarding compensation of the Company's Named Executive Officers. It is not anticipated that any other matters will be presented at the Annual Meeting. However, if other matters are duly presented, proxies will be voted in accordance with the discretion of the proxy holders.

Except where otherwise incorporated by reference, none of the Annual Report, the letter from the Chairman of our Board of Directors to our stockholders, or the letter from our President and Chief Executive Officer to our stockholders is a part of the proxy solicitation material.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, at (800) 322-2885 or (212) 929-5500 or at proxy@mackenziepartners.com.

CORPORATE GOVERNANCE

Independence of Directors

The Board, upon consideration of all relevant facts and circumstances and upon recommendation of the Nominating and Corporate Governance Committee, has affirmatively determined that each director, other than our Chief Executive Officer Scott Buckhout, is independent of the Company. In evaluating the independence of each director, the Board applied the standards and guidelines set forth in the applicable SEC and New York Stock Exchange ("NYSE") regulations in determining that each director has no material relationship with the Company, directly or as a partner, stockholder, or affiliate of an organization that has a relationship with the Company. The bases for the Board's determination include, but are not limited to, the following:

•	No director other than Mr. Buckhout is an employee of the Company or its subsidiaries or affiliates.

•	No director has an immediate family member who is an officer of the Company or its subsidiaries or has any other current or past material relationship with the Company.

•	No director other than Mr. Buckhout receives, or in the past three years, has received, any compensation from the Company other than compensation for services as a director.

•	No director has a family member who has received any compensation during the past three years from the Company.

•	No director, during the past three years, has been affiliated with, or had an immediate family member who has been affiliated with, a present or former internal or external auditor of the Company.

•	No executive officer of the Company serves on the compensation committee or the board of directors of any corporation that employs a director or a member of any director's immediate family.

•
No director is an officer or employee (or has an immediate family member who is an officer or employee) of an organization that sells products and services to, or receives products and services from, the Company in excess of the greater of $1 million or 2% of such organization's consolidated gross revenues in any fiscal year.

Board Leadership Structure

The Board established a leadership structure that separates the roles of Chairman of the Board and Chief Executive Officer. In doing so, the Board considered that separating the roles of Chairman and Chief Executive Officer would most effectively provide the Company access to the judgments and experience of Mr. Dietz, as Chairman of the Board, and Mr. Buckhout, as Chief Executive Officer, while providing a mechanism for the Board’s independent oversight of management. As Chairman of the Board, Mr. Dietz presides over the meetings of the Board and the stockholders, utilizing his extensive experience in corporate governance and legal matters and familiarity with the Company, including his service as a member of the Board of Directors since the Company’s inception and as the lead independent director from 2004 until he was appointed Chairman of the Board in December 2012. Among his responsibilities as Chairman, in addition to presiding over Board meetings, Mr. Dietz approves Board agendas and schedules, monitors activity of the Board’s committees, communicates regularly with the Chief Executive Officer and other management on behalf of the Board, monitors and participates in communication with major stockholders, leads the annual performance evaluations of the Board and the Chief Executive Officer, and leads the Chief Executive Officer succession planning process.

Principles of Corporate Governance

The Nominating and Corporate Governance Committee of the Board has developed, and the full Board has adopted, a set of Principles of Corporate Governance. The Principles of Corporate Governance are available on the Company's website at www.CIRCOR.com under the "Investors" sub link and a hardcopy will be provided by the Company free of charge to any stockholder who requests it by writing to the Company's Secretary at the Company's corporate headquarters. An annual review is conducted by the Nominating and Corporate Governance Committee to assess compliance with the guidelines.

In addition, to align the interests of the directors and executive officers of the Company with the interests of the shareholders, the Principles of Corporate Governance include Stock Ownership Guidelines for directors and executive officers.
Code of Conduct & Business Ethics / Compliance Training / Reporting of Concerns

The Company has implemented and regularly monitors compliance with a comprehensive Code of Conduct & Business Ethics (the "Code of Conduct"), which applies uniformly to all directors, executive officers, and employees. Among other things, the Code of Conduct addresses conflicts of interest, confidentiality, fair dealing, protection and proper use of Company assets, compliance with applicable laws (including insider trading and anti-bribery laws), and reporting of illegal or unethical behavior. The Code of Conduct is available on the Company's website at www.CIRCOR.com under the "Investors" sub link and a hardcopy will be provided by the Company free of charge to any stockholder who requests it by writing to the Company's Secretary at the Company's corporate headquarters.

The Company has undertaken a number of additional steps to further the tenets of the Code of Conduct. Through a third-party provider, the Company maintains an on-line training program pursuant to which all officers and all employees with company-issued email accounts must take a series of courses designed to demonstrate the ways in which certain activities might run afoul of the Code of Conduct. In addition, although all employees are encouraged to personally report any ethical concerns without fear of retribution, the Company, through a third-party provider, maintains the Company's HelpLine (the "HelpLine"), a toll-free telephone and web-based system through which employees may report concerns confidentially and anonymously. The HelpLine facilitates the communication of ethical concerns and serves as the vehicle through which employees may communicate with the Audit Committee of the Board confidentially and anonymously regarding any concerns, including any accounting or auditing issues.

Nomination of Directors/Director Attendance at Annual Meetings

General Criteria

The Nominating and Corporate Governance Committee recognizes that the challenges and needs of the Company will vary over time and, accordingly, believes that the selection of director nominees should be based on skill sets most pertinent to the issues facing or likely to face the Company at the time of nomination. Accordingly, the Nominating and Corporate Governance Committee does not believe it is in the best interests of the Company to establish rigid criteria for the selection of nominees to the Board. When assessing nominees to serve as director, the Nominating and Corporate Governance Committee believes that the Company will benefit from a diversity of background and experience on the Board and, therefore, will consider and seek nominees who, in addition to general management experience and business knowledge, possess, among other attributes, an expertise in one or more of the following areas: finance, manufacturing, technology, international business, investment banking, business law, corporate governance, risk assessment, business strategy, organizational development, and investor relations. The Nominating and Corporate Governance Committee also believes that the Company benefits from gender and ethnic diversity. In addition, there are certain general attributes that the Nominating and Corporate Governance Committee believes all director candidates must possess, which include:

•	A commitment to ethics and integrity;

•	A commitment to personal and organizational accountability;

•	A history of achievement that reflects superior standards for themselves and others; and

•	A willingness to express alternate points of view while, at the same time, being respectful of the opinions of others and working collaboratively with colleagues.

Our Principles of Corporate Governance require that a majority of directors must be independent. The Nominating and Corporate Governance Committee, however, also believes that, absent special circumstances, all directors other than the Chief Executive Officer, if he or she is serving on the Board, should be independent. The Nominating and Corporate Governance Committee annually assesses the adequacy of the foregoing criteria for Board membership. We believe that, based on the background and experience of each director, as described below, the current Board reflects diversity in business and professional experience and skills.

As a matter of good corporate governance, unless otherwise approved by the Nominating and Corporate Governance Committee, we limit the number of public company directorships any director of the Company may hold to three, including that of the Company. We believe this policy assists the Board in continuing to focus on and carry out the Board activities of the Company efficiently.

Director Candidates

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, provided that such recommendations are submitted to the Company not less than 120 calendar days prior to the first anniversary date on which the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting.

To be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in the Company's proxy statement for its annual meeting to be held in 2019, stockholder recommendations for directors must be received by the Company's Secretary at the Company’s corporate headquarters prior to November 29, 2018. Any such notice also must include (i) the name and address of record of the stockholder; (ii) a representation that the stockholder is a record holder of the

Company's Common Stock or, if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (iii) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; (iv) a description of the qualifications of the proposed director candidate which address the general criteria for directors as expressed in the Company's most recent proxy statement; (v) a description of all arrangements or understandings between the stockholder and the proposed director candidate; and (vi) the consent of the proposed director candidate to be named in the proxy statement and to serve as a director if elected at such meeting. Stockholders must also submit any other information regarding the proposed candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC. Recommendations of director candidates that meet the criteria described above will be forwarded to the Chairman of the Nominating and Corporate Governance Committee for further review and consideration by such committee. Stockholders also have the right to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth in the Company's bylaws and described in “Submission of Stockholder Proposals for Annual Meeting in 2019” below in this Proxy Statement.

Evaluation of Candidates

In evaluating candidates for director, the Nominating and Corporate Governance Committee applies the skills, experience, qualifications and demeanor of the individual against the general criteria set forth above, including the particular needs of and issues facing, or likely to face, the Company at the time of consideration of the individual. In addition, with regard to current directors, the Nominating and Corporate Governance Committee takes into consideration such individuals' performance as directors. The Nominating and Corporate Governance Committee intends to evaluate any stockholder candidates in the same manner as candidates from any other sources.

Board Self-Evaluations

On a periodic basis, the Board solicits and reviews feedback of self-evaluations submitted by the directors, addressing matters such as the composition of the Board, the relationship between the Board and management of the Company, conduct of meetings of the Board, and strategic priorities for the Board. Each of the committees of the Board undertakes a similar self-evaluation process.

Director Attendance at Annual Meetings

To date, our Board has not adopted a formal policy regarding director attendance at annual meetings of our stockholders. However, the Board typically schedules a meeting of the Board either on or the day before the date of the annual meeting of stockholders, and our directors, therefore, are encouraged to (and typically do) attend the annual meeting. At our last annual meeting of stockholders, which was held on May 10, 2017, all of our directors were in attendance.

Our Board and Committee Structure

The Board

Our Board currently consists of seven members who are divided into three classes, with three directors in Class I, two directors in Class II, and two directors in Class III. Directors serve for staggered three-year terms, with one class of directors being elected by the Company's stockholders at each annual meeting. Our Board maintains three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The table below sets forth the name, age, class, and committee membership for each of our directors as of March 29, 2018:

Director	Age	Director Class	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Independent
David F. Dietz (1)	68	I				X
Tina M. Donikowski	58	I	M			X
Douglas M. Hayes	74	I		C	M	X
Helmuth Ludwig	55	II	M		C	X
Peter M. Wilver	58	II	C	M		X
John (Andy) O’Donnell	69	III		M	M	X
Scott Buckhout	51	III

C	Chairman of Committee	Director Class Term Expires at Annual Meeting:	I = 2018
M	Committee Member		II = 2019
III = 2020
(1) Chairman of the Board of Directors

Director Qualifications

The biographies of each of the nominees and continuing directors below contain, among other things, information regarding the person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that, among other things, led the Nominating and Corporate Governance Committee and the Board to the conclusion that such individual should serve as a director for the Company.

Scott Buckhout. Mr. Buckhout joined CIRCOR as President and Chief Executive Officer and was appointed to the Board in April 2013. Prior to joining CIRCOR, Mr. Buckhout had served as President, Fire & Security at United Technologies Corporation (UTC), a diverse, multinational manufacturing company, since March 2011. He previously held a number of senior level positions at UTC, including President, Global Fire Products and President, Systems and Firefighting. Before joining UTC, Mr. Buckhout held a number of senior roles at Honeywell International Corporation in the Consumer Products and Friction Materials divisions. He spent five years in Europe for UTC and Honeywell, including as Vice President and General Manager, Consumer Products Group, Honeywell EMEA and Vice President and General Manager, Honeywell Friction Materials - Europe. He also previously worked in general management and strategy consulting roles at Booz Allen & Hamilton and The Boeing Company. Mr. Buckhout’s qualifications to sit on our Board include his extensive experience in leading, improving the operational performance of, and profitably growing large, multi-national manufacturing businesses through both organic and acquisition-related growth.

David F. Dietz. Mr. Dietz has served as a member of the Board since its inception in July 1999. Mr. Dietz was a partner of the law firm of Goodwin Procter from 1984 to his retirement from the firm in October 2016. Mr. Dietz is also a director and Chairman of the Independent Directors and Compensation Committee of the Andover Companies, a property and casualty insurance company. Mr. Dietz' qualifications to sit on our Board include his experience in corporate governance and legal matters, including corporate acquisitions and corporate finance.

Tina Donikowski. Ms. Donikowski has served as a member of the Board since March 2017. Ms. Donikowski retired from General Electric Company, a diversified industrial company, in October 2015 after 38 years with the company. She served in a number of senior positions during her career at General Electric Company, including most recently as Vice President, Global Locomotive Business, GE Transportation, from January 2013 until her retirement. She currently also serves on the Board of Directors of Atlas Copco AB, a world-leading provider of sustainable productivity solutions based in Stockholm, Sweden, and Eriez Magnetics, a privately held manufacturer and designer of magnetic, vibratory, and metal detection applications based in Erie, Pennsylvania. She also serves as a member of the Board of Trustees, Gannon University, and the Board of Trustees, Boys & Girls Club of Erie, Pennsylvania. Ms. Donikowski's qualifications to sit on our Board include her extensive experience in leading technology businesses and her strong operations background.

Douglas M. Hayes. Mr. Hayes has served as a member of the Board since October 2002. Since 1997, Mr. Hayes has been the President of Hayes Capital Corporation, a private investment firm. Mr. Hayes currently is a member of the board of directors of Reliance Steel & Aluminum Co. and, from 2004 through 2008, was a member of the board of directors of Sands Regent, Inc., at which time the company was sold. From 1997 through 2001, he also served as Chairman of Compass Aerospace Corporation, a privately held aerospace parts manufacturer, prior to the sale of the company. From 1986 through 1997, Mr. Hayes was a Managing Director of the investment firm Donaldson, Lufkin & Jenrette. Mr. Hayes' qualifications to sit on our Board include his record of success as an investment banker and private investor, as well as the related experience he possesses in capital markets, corporate acquisitions, corporate finance, executive compensation, and the energy and aerospace industries.

Helmuth Ludwig. Dr. Ludwig has served as a member of the Board since January 2016. Since October 2016, he has served as Global Head of Information Technology for Siemens, a global technology company. He previously served as Executive Vice President, Digital Enterprise Realization, of Siemens PLM Software from October 2014 to October 2016 and CEO of the Siemens Industry Sector in North America from October 2011 to September 2014. Dr. Ludwig is a known expert and regular speaker at industry conferences on the Internet of Things and "Industry 4.0". When Siemens acquired PLM Software in 2007, Dr. Ludwig was appointed President of PLM Software and is credited for having successfully led the integration of the organization’s 50 legal entities and multiple facilities across 26 countries. Earlier in his career, Dr. Ludwig held a number of international assignments at Siemens in Europe, Latin America, and Asia. He teaches as adjunct professor for International Strategy at SMU’s Cox School of Business in Dallas. Dr. Ludwig’s qualifications to sit on our Board include his proven manufacturing leadership skills, extensive international experience, and his success in leading the integration and simplification of a complex global enterprise.

John (Andy) O'Donnell. Mr. O'Donnell has served as a member of the Company's Board since November 2011. Until his January 2014 retirement, Mr. O'Donnell had worked at Baker Hughes, an oilfield services company, since 1975. He served as Vice President of Baker Hughes since 1998 and was appointed to Vice President, Office of the Chief Executive Officer in 2012, a role in which he served until his retirement.  From 2009 to 2011, Mr. O'Donnell was President, Western Hemisphere Operations of Baker Hughes. He was President of Baker Petrolite Corporation from 2005 to 2009 and President of Baker Hughes Drilling Fluids from 2004 to 2005. He served as Vice President, Business Process Development at Baker Hughes from 1998 to 2002 and as Vice President of Manufacturing at Baker Oil Tools from 1990 to 1998.  Mr. O’Donnell also serves on the Board of Directors of Cactus, Inc., where he is a member of its Audit Committee. Mr. O'Donnell's qualifications to sit on the Board include his experience in international energy markets and leading multi-national manufacturing operations.

Peter M. Wilver. Mr. Wilver has served as a member of the Company's Board since February 2010. Mr. Wilver was Executive Vice President and Chief Administrative Officer of Thermo Fisher Scientific Inc. ("Thermo Fisher"), a leading provider of laboratory products and services, from August 2015 until his retirement in March 2017. He previously spent 11 years as Chief Financial Officer of Thermo Fisher from October 2004 to July 2015. Before joining Thermo Fisher in 2000, Mr. Wilver worked for General Electric, Grimes Aerospace Company, and Honeywell International (formerly AlliedSignal), where he most recently served as Vice President and Chief Financial Officer of the electronic materials business. He currently also serves on the Board of Directors of Tenet Healthcare, where he is a member of its Audit and Human Resources Committees, and Evoqua Water Technologies, where he is Chairman of its Audit Committee. Mr. Wilver is a certified public accountant. Mr. Wilver's qualifications to sit on the Board include his experience in strategic planning and business development as well as in leading the financial, accounting and investor relations functions of large, multi-national manufacturing companies.

Committees

Audit Committee. The Audit Committee, which consists of Mr. Wilver, Dr. Ludwig, and Ms. Donikowski (each of whom has been affirmatively determined by the full Board to be an independent director), oversees the integrity of the Company's financial statements and is directly responsible for the appointment, compensation, retention and oversight of the work of the firm of independent auditors (the "Auditors") that audits the Company's financial statements and performs services related to the audit. Among other responsibilities, the Audit Committee reviews the scope and results of the audit with the Auditors, reviews with management and the Auditors the Company's annual and quarterly operating results, considers the adequacy of the Company's internal accounting procedures and controls, and considers the effect of such procedures on the Auditors' independence. The Audit Committee also is responsible for overseeing the Company's internal audit function and the Company's compliance with legal and regulatory requirements. To satisfy these oversight responsibilities, the Audit Committee separately meets regularly with the Company's Chief Financial Officer; Director of Internal Audit; Auditors; and management. Pursuant to the requirements of the NYSE, the Audit Committee operates in accordance with a charter (the "Audit Committee Charter"), which is available on the Company's website at www.CIRCOR.com under the "Investors" sub link. The Company will provide a hardcopy of the Audit Committee Charter to stockholders free of charge upon written request to the Company's Secretary at the Company's corporate headquarters. Each member of the Audit Committee is "independent," as that term is defined in both the applicable NYSE listing standards and the rules of the SEC. Each member also meets the financial literacy requirements of the NYSE and, in addition, the Board has determined that at least one of the Committee's members, Mr. Wilver, is an "audit committee financial expert" under the disclosure standards adopted by the SEC.

Compensation Committee. The Compensation Committee, which consists of Mr. Hayes, Mr. O’Donnell, and Mr. Wilver (each of whom has been affirmatively determined by the full Board to be an independent director, as well as meeting the stricter independence standards applicable to compensation committee members under NYSE listing standards), reviews and determines the compensation arrangements for the Company's Chief Executive Officer; reviews the recommendations of the Chief Executive Officer and approves the compensation arrangements for all other officers and senior level employees; reviews general compensation levels for other employees as a group; determines the awards to be granted to eligible persons under the Company's 2014 Stock Option and Incentive Plan (the "Equity Incentive Plan"); and takes such other action as may be required in connection with the Company's compensation and incentive plans, including with respect to compensation and risk-management issues. The Compensation Committee has the sole authority from the Board for the appointment, compensation and oversight of the Company's outside compensation consultant.

Since early 2012, the Committee has engaged Pearl Meyer & Partners (“Pearl Meyer”) as its compensation consultant. In so doing, the Compensation Committee affirmatively determined that Pearl Meyer is independent and has no conflict of interest as contemplated under rules adopted by the SEC and the NYSE, and has conducted annual reviews to confirm that Pearl Meyer remains free of conflict per these rules. The executive compensation services provided by Pearl Meyer include assisting in defining the Company's executive compensation strategy, providing market benchmark information, recommending the composition of the compensation peer group used as a benchmark by the Compensation Committee, advising with respect to the design of both short-term and long-term incentive compensation plans, and summarizing regulatory and governance guidelines. In making its compensation decisions, the Compensation Committee relies significantly on the information provided by Pearl Meyer.

The independent consultant spoke with the chair of the Compensation Committee, as well as with management, in preparing for Committee meetings, regularly attended Committee meetings, and met from time to time in executive session with the Compensation Committee without the presence of management.
The Compensation Committee also receives reports and recommendations from management. Throughout 2017, Mr. Buckhout provided input regarding the compensation of those executives who reported directly to him. In connection with these recommendations, Mr. Buckhout consulted with the Company’s Chief Human Resources Officer and met periodically with the Compensation Committee’s independent compensation consultant to review the market reference data. In addition, Mr. Buckhout provided recommendations, to the Compensation Committee related to the performance measures used in the Company’s short-term and long-term incentive plans. These recommendations directly aligned with the Company's operating strategy.
Although Mr. Buckhout regularly attended Compensation Committee meetings, any discussions concerning his compensation were held by the Committee in executive sessions without him present. The Compensation Committee also met regularly in executive session without the presence of Mr. Buckhout or any other members of management, to consider, among other things, the compensation recommendations proposed by Mr. Buckhout.
The Compensation Committee operates in accordance with a charter (the "Compensation Committee Charter"), which is available on the Company's website at www.CIRCOR.com under the "Investors" sub link. The Company also will provide a hardcopy of the Compensation Committee Charter to stockholders free of charge upon written request to the Company's Secretary at the Company's corporate headquarters.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which consists of Dr. Ludwig, Mr. O’Donnell, and Mr. Hayes (each of whom has been affirmatively determined by the full Board to be an independent director), is responsible for establishing criteria for selection of new directors, identifying individuals qualified to become directors, and recommending candidates to the Board for nomination as directors. In addition, the Nominating and Corporate Governance Committee is responsible for recommending to the Board a set of corporate governance principles applicable to the Company, overseeing the evaluation of the Board and its committees, recommending to the Board appropriate levels of director compensation and, together with the Audit Committee, monitoring compliance with the Company's Code of Conduct. The Nominating and Corporate Governance Committee operates in accordance with a charter (the "Nominating and Corporate Governance Charter"), which is available on the Company's website at www.CIRCOR.com under the "Investors" sub link. The Company also will provide a hardcopy of the Nominating and Corporate Governance Charter to stockholders free of charge upon written request to the Company's Secretary at the Company's corporate headquarters.

Ad Hoc Committees. From time to time, the Board may establish ad hoc committees and delegate certain of its authority for the purpose of addressing particular matters (including, for example, the approval of financing or credit agreements or other matters that the Board believes would be appropriate for review by an ad hoc committee).

Except for the availability of this Proxy Statement and the Form of Proxy for the Annual Meeting of stockholders, which are available for viewing, printing and downloading at www.proxy.CIRCOR.com, the information on the Company's website is not part of this Proxy Statement.

Board and Committee Meetings

The following table sets forth the number of meetings held during the year ended December 31, 2017 by the Board and by each committee thereof. Each of the directors attended at least 75% of the total number of meetings of the Board and of the committees of which such director was a member.

Number of Meetings
Board of Directors	6
Audit Committee	6
Compensation Committee	6
Nominating and Corporate Governance Committee	1

Board Risk Oversight

We believe that our current Board leadership structure fosters appropriate risk oversight for the Company for a number of reasons, the most significant of which are discussed below. The Board is actively involved in oversight of risks that could affect the Company. This administration is coordinated primarily through the committees of the Board, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees (which are available on the Company's website at www.CIRCOR.com under the "Investors" sub link). The full Board, however, retains responsibility for the general oversight of risk. The Board satisfies this responsibility through full reports from each committee chair regarding the committee's considerations and actions under its purview, as well as through regular reports directly from personnel of the Company responsible for oversight of particular risks within the Company. This process enables the Board and its committees to coordinate and supervise risk oversight, particularly with respect to risks that are overseen by different committees of the Board and different personnel within the Company. Executive sessions of the Board without any management present allow the independent directors to review key decisions and discuss matters in a manner that is independent of the Chief Executive Officer. The Chairman of the Board leads all such executive sessions. In addition, all key committees of the Board are comprised solely of, and chaired by, independent directors.

In addition, the management of the Company engages in an annual enterprise risk assessment with the Board, assessing, among other concerns, risks associated with the Company's products, customers, supply chain, management, staff, efficiency, and cybersecurity. Management of the Company regularly reports to the Board concerning its risk mitigation initiatives.

Communication with Independent Directors

The Board has established a process through which interested parties, including stockholders, may communicate with the independent directors. Specifically, communications may be sent directly to the Chairman of the Board, who, as discussed above, is an independent director, at the following address: P.O. Box 772, Burlington, Massachusetts 01803.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, three Class I directors will be elected to serve until the annual meeting of stockholders in 2021 and until each such director's successor is duly elected and qualified or until each such director's earlier death or resignation. The Nominating and Corporate Governance Committee has recommended, and the full Board has nominated, David F. Dietz, Tina M. Donikowski, and Douglas M. Hayes, the current Class I directors, for election at the Annual Meeting. Mr. Dietz has served as a Class I director since July 1999, Ms. Donikowski has served as a Class I director since March 2017, and Mr. Hayes has served as a Class I director since October 2002. In each case, their appointments resulted from extensive searches conducted by the Board utilizing the assistance of independent third-party retained search firms. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of Mr. Dietz, Ms. Donikowski, and Mr. Hayes as directors. Each of Mr. Dietz, Ms. Donikowski, and Mr. Hayes has agreed to stand for election and to serve, if elected, as a director. If, however, any of Mr. Dietz, Ms. Donikowski, or Mr. Hayes fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board may recommend.

Board Recommendation

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES OF THE BOARD AS DIRECTORS OF THE COMPANY.

UNLESS OTHERWISE INSTRUCTED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES OF THE BOARD.

Vote Required For Approval

A quorum being present, each nominee shall be elected as a director of the Company if he receives the affirmative vote of a plurality of the votes cast.

MANAGEMENT

Executive Officers and Key Employees

Our executive officers and key employees, and their respective ages and positions as of March 29, 2018, are as follows:

Name	Age	Position
Scott Buckhout	51	President and Chief Executive Officer, and Director
Rajeev Bhalla	55	Executive Vice President and Chief Financial Officer
Sumit Mehrotra	42	President, Industrial Group
Tony Najjar	57	President, Aerospace and Defense Group
Erik Wiik	54	President, Energy Group
Jennifer Allen	46	Senior Vice President, General Counsel, and Secretary
Andrew Farnsworth	59	Senior Vice President and Chief Human Resources Officer
Arjun Sharma	41	Senior Vice President, Business Development
David Mullen	49	Vice President, Finance and Corporate Controller
Tanya Dawkins	57	Vice President, Corporate Treasurer

Scott Buckhout. Mr. Buckhout joined CIRCOR as President and Chief Executive Officer and was appointed to the Board in April 2013. Prior to joining CIRCOR, Mr. Buckhout had served as President, Fire & Security at United Technologies Corporation (UTC), a diverse, multinational manufacturing company, since March 2011. He previously held a number of senior level positions at UTC, including President, Global Fire Products and President, Systems and Firefighting. Before joining UTC, Mr. Buckhout held a number of senior roles at Honeywell International Corporation in the Consumer Products and Friction Materials divisions. He spent five years in Europe for UTC and Honeywell, including as Vice President and General Manager, Consumer Products Group, Honeywell EMEA and Vice President and General Manager, Honeywell Friction Materials - Europe. He also previously worked in general management and strategy consulting roles at Booz Allen & Hamilton and The Boeing Company. Mr. Buckhout earned a Master of Business Administration in Operations & Finance from the J.L. Kellogg Graduate School of Management at Northwestern University, and a Bachelor of Science in Aerospace Engineering from Texas A&M University.

Rajeev Bhalla. Mr. Bhalla joined CIRCOR as Executive Vice President and Chief Financial Officer in December 2013. Prior to joining CIRCOR, Mr. Bhalla had served as Vice President, Finance and Chief Financial Officer for Sikorsky Aircraft Corporation since May 2012. He joined Sikorsky from United Technologies’ Pratt & Whitney division where he had served as Vice President and Chief Financial Officer since 2005 and was responsible for all financial operations worldwide. Prior to that, Mr. Bhalla served as Vice President and Corporate Controller for Lockheed Martin Corporation and as a partner with PricewaterhouseCoopers, serving large multi-national, technology and middle-market clients in a variety of industries. He holds a Bachelors of Business Administration - Magna Cum Laude from the University of Massachusetts Amherst, and is a Certified Public Accountant.

Sumit Mehrotra. Mr. Mehrotra was named President, Industrial Group in February 2018. Before assuming his current role, he had served as President, Advanced Flow Solutions Group from October 2016 to February 2018 and Senior Vice President, Global Supply Chain & Product Management from June 2015 to October 2016. Mr. Mehrotra joined CIRCOR in September 2013 as Vice President, Global Supply Chain, a role in which he was responsible for developing the global supply chain function for CIRCOR, including material planning, strategic sourcing, purchasing, and logistics, and continued in that role until June 2015. He had also assumed additional responsibilities for the Company's engineering and product management functions beginning in June 2015. Mr. Mehrotra joined CIRCOR from Honeywell International, a multinational manufacturing company, where he served as Director, Sourcing Integration from April 2013 to September 2013 and Director, Sourcing Transformation from May 2011 to April 2013. He holds a Masters of Business Administration from Arizona State University, a Master of Science in Aerospace Engineering from the University of Cincinnati, and a Bachelor of Aeronautical Engineering from Punjab Engineering College, India.

Tony Najjar. Mr. Najjar was named President, Aerospace and Defense Group in February 2018. Before assuming his current role, he had served as Vice President, Aerospace and Defense in the Advance Flow Solutions Group from October 2016 to February 2018 and Vice President, Sales & Marketing, Aerospace and Defense Group, from April 2015 to October 2016. Before joining CIRCOR, Mr. Najjar served as Programs Manager, Business Development and Mergers & Acquisitions at Rockwell Collins, a multinational manufacturing company, from October 2011 to April 2015. He has spent nearly 30 years in the aerospace and defense industry in engineering, sales, and general management roles, including leadership positions at Rockwell Collins and Kaiser Aerospace. He holds both a Bachelor's Degree and a Master of Science Degree in Mechanical Engineering from Oklahoma State University and an MBA from Pepperdine University.

Erik Wiik. Mr. Wiik joined CIRCOR as President, Energy Group in March 2015. Prior to joining CIRCOR, he was employed by Aker Solutions, a global provider of products, systems, and services to the oil and gas industry, in the United Kingdom, Norway, and the United States. He most recently served as the Executive Vice President and Regional President of Aker Solutions, North America from June 2011 until March 2015. Mr. Wiik had previously served as president of Aker business units including subsea, well services, and floating production. He has an engineering degree from Texas A&M University.

Jennifer Allen. Ms. Allen joined CIRCOR as Senior Vice President, General Counsel, and Secretary in November 2016. Prior to joining CIRCOR, she had served as Vice President and Associate General Counsel, Corporate and M&A at BAE Systems, Inc., an aerospace and defense product and service company, since April 2010. She previously had served in senior legal positions at Jones Day, Wyeth/Pfizer, and Morgan Lewis. Ms. Allen has over 20 years of experience in advising businesses on a variety of corporate, antitrust, intellectual property, litigation, and other general legal matters. She also has worked extensively in structuring, managing, and negotiating mergers, acquisitions, dispositions, and joint ventures. Ms. Allen is a graduate of the University of Pennsylvania Law School and she received a bachelor's degree in English and political science from the University of Delaware.

Andrew Farnsworth. Mr. Farnsworth was appointed Senior Vice President and Chief Human Resources Officer in June 2015. Prior to joining CIRCOR, Mr. Farnsworth had acted as a human resources consultant since July 2014. From October 2009 through June 2014, he served as the Group Human Resources Director of Unibail-Rodamco, a European commercial property company, based in Paris, France. He previously served as International Human Resources Director for Brocade Communications, Group Human Resources Director at Temenos, and Emerging Markets Human Resources Director for HP/Compaq covering Eastern Europe, Middle East and Africa. Before that, Mr. Farnsworth held a variety of senior operations and finance positions at Compaq and Digital Equipment Corporation in Europe and the United States. He holds a BA in Psychology and Social Relations from Harvard University and an MBA from the Tuck School of Business at Dartmouth College.

Arjun Sharma. Mr. Sharma has served as Senior Vice President, Business Development of the Company since joining the Company in 2009, overseeing the Company's mergers and acquisitions and strategic planning functions. Prior to joining the Company, Mr. Sharma served as managing director at Global Equity Partners from January 2009 to September 2009, a venture capital and strategy consulting firm, where he was responsible for executing equity investments and leading client engagements on acquisitions, divestitures, and growth strategy. From 2007 to 2008, he was Director of Mergers and Acquisitions at Textron Inc., a multi-industry company with a global network of aircraft, defense, industrial and finance businesses, where he was responsible for developing the company's M&A strategy and leading acquisition and divestiture transactions. From 2002 to 2007, Mr. Sharma held various positions of increasing responsibility at SPX Corporation, a Fortune 500 multi-industry company, culminating in his appointment as Director of Corporate Development. Mr. Sharma holds a Master of Science degree in Finance from Drexel University and a Bachelor of Commerce degree from Delhi University.

David Mullen. Mr. Mullen was promoted to Vice President, Finance and Corporate Controller in September 2015, after joining the Company in April 2015 as Vice President for Finance Operations. Prior to joining CIRCOR, Mr. Mullen served as Vice President, Finance, Anatomical Pathology Division of Thermo Fisher Scientific Inc., a leading provider of laboratory products and services, from November 2011 to April 2015. He previously held a number of senior finance positions at Thermo Fisher Scientific Inc. He started his career as an auditor with Deloitte & Touche and is a Certified Public Accountant. He continues to oversee the company’s Financial Planning & Analysis function and supports Investor Relations and strategy activities. Mr. Mullen brings over 20 years of financial management experience and technical accounting expertise to the role. He holds a Bachelor of Science degree in Accounting from Fairfield University.

Tanya Dawkins. Tanya Dawkins was promoted to Vice President, Corporate Treasurer in March 2018. She previously served as Senior Director, Corporate Treasurer from September 2015 to March 2018 and Global Treasury Manager from 2001 to September 2015.  Prior to joining CIRCOR, Ms. Dawkins served as Director of Finance for GenRad Corporation (now part of Teradyne).  Ms. Dawkins previously had spent 10 years at Digital Equipment Corporation in a variety of senior finance positions.  She holds a Bachelor of Business Administration in Finance from the University of Texas at Austin, an MBA from Simmons Graduate School of Management in Boston, and is a Certified Treasury Professional.

Under the Company's bylaws, each of the officers of the Company holds office until the regular annual meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Related Person Transactions

The Company's Code of Conduct includes our written policy that any proposed transaction, involving the Company or a subsidiary of the Company, in which a director or executive officer has direct economic or beneficial interest shall be analyzed and reviewed first by the Nominating and Corporate Governance Committee of the Board for potential conflicts, and then by all of the members of the Board.

Related Person Transactions

During Fiscal Year 2017, the Company was not a party to any transaction in which the amount involved exceeded $120,000 and in which an executive officer, director, director nominee or 5% stockholder (or their immediate family members) had a material direct or indirect interest, and no such person was indebted to the Company.

Compensation Committee Interlocks and Insider Participation

None of the Company's executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company's Compensation Committee. In addition, none of the Company's executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of the Board.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In this section, we describe the executive compensation program for our named executive officers (the "Named Executive Officers"). Our intent is to help shareholders understand the framework of our overall program, its objectives, and the rationale for the Compensation Committee’s compensation decisions. Our Named Executive Officers for Fiscal Year 2017 were as follows:

Named Executive Officer	Title
Scott Buckhout	President and Chief Executive Officer (“CEO”)
Rajeev Bhalla	Executive Vice President, Chief Financial Officer (“CFO”)
Erik Wiik	President, Energy Group
Sumit Mehrotra	President, Industrial Group
Arjun Sharma	Senior Vice President, Business Development

Executive Summary

Our Business

CIRCOR designs, manufactures, and markets flow control solutions and other highly engineered products and sub-systems for the oil & gas, power generation, industrial, and aerospace & defense markets.  We have a diversified product portfolio with recognized, market-leading brands that fulfill our customers’ unique application needs.  We are a global company with operations in North America, Western Europe, Morocco and India, among other locations.  Our products are sold through over 800 distributors or representatives and directly to end-use customers. Our strategic goals include growing both organically and through complementary acquisitions; simplifying our operations; achieving world class operational excellence; and attracting and retaining top industry talent.
Our global businesses are cyclical in nature, and changes in market conditions can affect our business performance. In 2017, we began to see increased orders in the oil & gas market, following three years of oil & gas market downturn. We also saw signs of growth in the aerospace & defense and industrial markets we serve.
In December of 2017, CIRCOR completed its acquisition of Colfax Corporation's fluid handling ("FH") business. This transformational acquisition will have a significant impact on sales and earnings in 2018 and in future years.
Our Performance

In 2017, we operated through our Energy segment, serving the oil & gas market, and our Advanced Flow Solutions ("AFS") segment, serving the aerospace & defense market as well as the power, process, and industrial markets. Beginning on December 11, 2017, we also operated the newly acquired FH business.
In February 2018, we reorganized our business to drive top line growth and better align our business with end markets. We now operate through our Energy segment, which has been expanded to include the reliability services business we acquired as part of the FH acquisition, our Aerospace & Defense wegment, which includes CIRCOR's legacy aerospace and defense business and is expanded to include the navy defense business we acquired as part of the FH acquisition, and our Industrial segment, which includes CIRCOR's legacy industrial, power, and process business, as well as the industrial business we acquired as part of the FH acquisition.
In 2017, we continued the effort we have undertaken over the last three years to streamline our cost and support structure and drive efficiency and productivity. Our actions to simplify the organization and expand operating margins have resulted in continued consolidation of our manufacturing facilities, reduction of our number of suppliers, reduction in our number of ERP systems, and improvement of our customer on-time delivery.  In total, the simplification and restructuring actions have contributed approximately $60 million in annualized savings to date. These savings have allowed us to invest our resources to strengthen our market position.
In our Energy segment, our sales practices encouraged margin protection and we benefited from continued productivity, sourcing, and restructuring savings, but we continued to be impacted by the downturn in most global energy markets, particularly in large Middle-East projects, resulting in muted demand for products from our Energy segment. In our AFS segment, we achieved higher aerospace & defense sales, but were adversely impacted by declines in power, process, and industrial markets. Our restructuring actions and sales discipline significantly contributed to our mitigation of the impact of lower sales.

Highlights of our 2017 performance are set forth below.

2017 Performance Highlights

	Sales (millions)	Adjusted* Operating Income (millions)	Adjusted* Operating Margin
CIRCOR	$662	$52	7.8%
Energy	$348	$31	8.8%
AFS	$278	$37	13.4%
FH**	$36	$5	15%

* Adjusted Operating Income is defined as GAAP operating income excluding intangible amortization and amortization of fair value step-ups of inventory and fixed assets from acquisitions completed subsequent to December 31, 2011, the impact of restructuring related inventory write-offs, impairment charges and special charges or gains. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is set forth on Annex A hereto. The sum total of Adjusted Operating Income for the Energy segment, the AFS segment, and the FH segment exceeds CIRCOR Adjusted Operating Income due to corporate expenses totaling $22 million for 2017.

** Includes only results following the acquisition of the FH business from December 11, 2017 through December 31, 2017.
The Company’s results and overall business environment were considered when determining compensation paid for 2017, as discussed below. Please see Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for a more detailed description of the Company’s financial results.
Overview of Our Compensation Programs

The Company rewards its executive officers for their collective efforts to maintain and increase enterprise value. We have designed our compensation program to align with this objective. To promote a collaborative culture, the Compensation Committee also considers internal pay equity in setting compensation levels for the Company's executive officers, and we believe that managing for the achievement of operating goals increases collaboration among our executives. Attracting and retaining a team of outstanding executives with complementary skills is one of the Company's constant goals.
In this regard, we believe that the most effective compensation program is one that rewards the achievement of specific annual, long-term, and strategic goals that promote the profitable growth of the Company and enhance shareholder value. Our pay-for-performance approach is a critical element in aligning the compensation program with the maximization of value for stockholders. We also believe that a significant portion of our Named Executive Officers' compensation should be "at risk," subject to the attainment of specific and measurable performance goals and objectives. For example, 80% of the target total direct compensation of our CEO and 59% of the target total direct compensation of our other Named Executive Officers is based on achieving financial and operating metrics or increasing the Company's stock price. We compensate our Named Executive Officers using a balanced combination of compensation elements. Metrics for financial and operating goals are selected with a view toward those that most enhance the enterprise value of the Company over time. We seek to recruit and retain executives who invest themselves in the long-term future of the Company and the interests of the stockholders.

The above chart includes 2017 Target Total Direct Compensation, which we define to include annualized base salaries, 2017 bonus amounts assuming target performance under our annual incentive plan, the grant date fair value of stock options, and the grant date fair value of performance-based restricted stock units ("PSUs") granted in 2017 under our long-term incentive plan to our Named Executive Officers assuming target performance.
As indicated in the charts below, our evaluation of Target Total Direct Compensation for 2017 demonstrated that CIRCOR places a higher portion of pay "at risk" than our compensation peers. "At risk" elements (shaded below in grey) include annual target bonus, stock options, and PSUs.

Elements of Total Target Direct Compensation

CEO
Other Named Executive Officers
CIRCOR
Salary, 20%
PSUs, 30%
Target Bonus, 20%
Stock Options, 30%
Subject to Market or Performance Risk 80%
PSUs, 17%
Salary, 41%
Stock Options, 17%
Subject to Market or Performance Risk 59%
Target Bonus, 25%
Peer Group
Salary, 21%
RSUs, 21%
Target Bonus, 21%
Subject to Market or Performance Risk 58%
PSUs, 28%
Stock Options, 9%
RSUs, 15%
Salary, 39%
PSUs, 22%
Subject to Market or Performance Risk 46%
Stock Options, 5%
Target Bonus, 19%

The percentages in each box above have been rounded, and accordingly, may not total 100%.
Elements of Compensation
This section describes 2017 compensation and benefit programs for the Named Executive Officers. Our compensation philosophy emphasizes performance-based pay with the main elements summarized below. The majority of target compensation (80% in the case of Mr. Buckhout) is delivered through incentives.

•
Base Salary: The Named Executive Officers received modest increases in base salary. Merit increases averaged 3.2% for Mr. Buckhout, Mr. Bhalla, and Mr. Wiik. Mr. Mehrotra and Mr. Sharma had received base salary increases in connection with October 2016 promotions, and no additional increases were provided to them in 2017.

•
Annual Incentive Plan: The Named Executive Officers participated in an annual incentive plan that provided for a contingent bonus paid in cash. Targeted amounts were set as a percentage of base salary for each Named Executive Officer and were tied to achievement of performance factors defined by the Company's 2017 operating plan. With respect to each metric, the plan was not funded to the extent performance fell below a threshold level. The metrics for each of the Named Executive Officers were as follows:

◦	Metrics for Mr. Buckhout, Mr. Bhalla, and Mr. Sharma:

▪	35% - Energy segment score based on Free Cash Flow, Adjusted Operating Margin, and Adjusted Operating Income score

▪	25% - AFS segment score based on Free Cash Flow, Net Sales, and Adjusted Operating Income score

▪	40% - Adjusted EPS

◦	Metrics for Mr. Wiik:

▪	25% Energy segment Free Cash Flow

▪	35% Energy segment Adjusted Operating Margin

▪	40% Energy segment Adjusted Operating Income

Metrics for Mr. Mehrotra:

▪	25% AFS segment Free Cash Flow

▪	35% AFS segment Net Sales

▪	40% AFS segment Adjusted Operating Income

Since the FH acquisition was completed in December 2017, no metrics were tied to performance of the FH segment. For 2017, the plan funded at 43% of Target for Mr. Buckhout, Mr. Bhalla, and Mr. Sharma, at 19% of Target for Mr. Wiik, and at 63% for Mr. Mehrotra. In addition to the base payout associated with the above metrics, each of Mr. Bhalla and Mr. Sharma also received a one-time enhanced incentive award of $50,000 under the annual incentive plan in recognition of their extraordinary contributions in connection with the acquisition of the FH business.

Adjusted EPS, Adjusted Operating Margin, Free Cash Flow, Net Sales, and Adjusted Operating Income are defined consistently with reported results under Generally Accepted Accounting Principles (GAAP), subject to any exceptions or adjustments to account for the impact of any divestitures, any special charges, impairment charges, fluctuations in currency exchange rates, or other adjustments as may be appropriate.

•
Long-Term Incentives ("LTI"): The Named Executive Officers participated in the LTI plan under which they were eligible to receive stock options (50% of target LTI value) and performance-based restricted stock units ("PSUs") (50% of target LTI value). The stock options vest in 33% increments annually and have a seven-year term. The PSUs will be earned only if pre-established financial goals are met. No PSUs will be earned if performance falls below threshold and maximum units will be capped at 200% of target. Half of the PSUs are linked to 2017-2019 average adjusted return on invested capital ("Adjusted ROIC") and half are linked to 2017-2019 average adjusted operating margin ("Adjusted Operating Margin"). Earned PSUs vest on the third anniversary of grant. Goals are set at the time of grant for "Threshold" (0.01% funding), "Target" (100% funding), and "Stretch" (200% of funding) levels of performance.

With respect to PSUs granted in 2015 under the LTI, the Company's performance fell below threshold levels for the 2017 performance measures associated with them at the time they were granted, and accordingly, 0% of the PSUs granted in 2015 were earned.

•
Management Stock Purchase Plan ("MSP"): The Named Executive Officers participated in the MSP, which permitted them to allocate up to 100% of their earned annual cash bonus to purchase restricted stock units ("RSUs") at a discount of 33% from the closing sale price of the Company's stock on the grant date. RSUs purchased under the MSP vest in whole after a three-year period, at which time they are converted into shares of our common stock unless the Named Executive Officer has previously elected a longer deferral period. Any Named Executive Officer who departs the Company prior to vesting will, under certain conditions, lose the benefits associated with the discounted purchase price of RSUs purchased under the MSP, as well as any further appreciation in stock price and accrued dividends associated with such RSUs.

Base salaries, target short-term incentives and the grant date value of LTI for Named Executive Officers in 2017 in aggregate approximated the market median, although there was variation in market position by executive due to factors including tenure, individual performance, and consideration of past awards.
Realized Compensation for CEO
The chart below shows 2015-2017 target and realized compensation for Mr. Buckhout. Target Total Direct Compensation represents base salary, target annual bonus, and grant date fair value of LTI awards for each year. Realized Compensation represents base salary, annual bonus actually paid in cash, and the value realized on exercise (in the case of stock options) or vesting (in the case of RSUs or PSUs) of LTI awards or MSP RSUs during each year. Realized Compensation has trailed Target Total Direct Compensation in each year, reflecting the rigor of our goal-setting process for annual bonus and PSU awards and the pay for performance nature of our LTI design.

Alignment Between CEO Realizable Pay and Total Stockholder Return
Below we show alignment of CEO Realizable Pay and Total Stockholder Return (TSR) over a three-year period (2015-2017 for CIRCOR, and generally 2014-2016 for peers given the timing of compensation disclosures) for CIRCOR compared to our peer group companies, determined as described below in Market References - Peer Group Companies (the "Peer Group Companies"). CEO Realizable Pay incorporates the CEO's base salary, annual bonus paid, and the value of stock options, RSUs (including any RSUs acquired through the MSP), and PSUs granted during this period, as measured using the fiscal year end stock price (2017 for CIRCOR, generally 2016 for peers). Stock options are valued based on in-the-money value on date of exercise (where applicable) or fiscal year end. PSUs are valued on date of vest (where applicable) and reflect actual shares earned, or fiscal year end (if not yet vested) and assume target performance. RSUs are valued at fiscal year end. Differences in Realized, Realizable, and Summary Compensation Table reported pay reflect changes in stock price since the date of grant and the degree to which actual bonus payouts and PSUs earned align with the target amounts. Realizable pay and TSR for the Peer Group Companies were calculated by our independent compensation consultant based on publicly available information found in SEC filings.
CIRCOR Realizable Pay totaled $6,058,156 and our TSR was negative 18.5%, placing us at the 6th and 31st percentiles, respectively, relative to the Peer Group Companies.

CEO Realizable Pay and Total Stockholder Return Alignment
We believe that this analysis shows reasonable alignment of CIRCOR compensation with our performance over the last three years. We believe this is a fair depiction of our pay-for-performance alignment for the following reasons:

•	It takes into account stock price movement after the grant date (as opposed to grant date fair value reported in the Summary Compensation Table).

•	For performance-based equity such as our PSUs, the number of shares or units actually vesting is used for time periods after the performance period has been completed.

•
It excludes All Other Compensation reported in the Summary Compensation Table which includes items that are not part of total direct compensation. For the Company, All Other Compensation is typically a small portion (i.e. 1-3%) of Summary Compensation Table pay for executives with the Company for the entire year. However, items related to executive turnover such as severance payments to former executives and relocation payments are reported as All Other Compensation; these items can be significant and can skew pay levels.

•	The analysis is based on the Peer Group Companies, which the Company considers most relevant for executive compensation benchmarking purposes.

Good Governance Practices
The Compensation Committee continually evaluates the Company’s compensation policies and practices to ensure that they are consistent with good governance principles. Towards that end, below are highlights of:

What We Do	What We Don’t Do
* Our executive compensation program reflects strong pay for performance plan design - approximately 80% of our CEO’s and 59% of our other Named Executive Officer’s target level total direct compensation is tied to performance metrics or requires increases in the Company's stock price to generate value for the recipient.

* We target total direct compensation for our CEO and other Named Executive Officers at approximately the market median for our peer group, but only if targeted performance levels are achieved.

* Our PSUs for Named Executive Officers are tied to performance targets measurable over a three-year period, which, if met, would provide long-term value.

* We benchmark executive compensation against peers of comparable size, complexity, and industry.

* Our Compensation Committee seeks advice from an independent compensation consultant.

* We cap annual bonus payouts to eliminate potential windfalls for executives.

* We maintain stock ownership guidelines for our directors and our executives, including our CEO and other Named Executive Officers.

* We maintain a clawback policy with respect to incentive-based cash and equity compensation.

* Our MSP encourages our executives, including our Named Executive Officers, to use cash incentives to invest in the Company, but any executive who departs the Company prior to vesting will, under certain conditions, lose the benefits of the discounted purchase price as well as any further appreciation in stock price and accrued dividends associated with such RSUs.

* We hold an annual “say on pay” advisory vote.

* We maintain a Compensation Committee comprised of only independent directors.

* We have double-trigger vesting of cash severance payments upon a change of control.

* We do not provide any compensation-related tax gross-ups (except in connection with relocation expenses).

* We do not provide significant perquisites.

* We do not allow officers or directors to hedge Company stock.

* We do not allow officers or directors to pledge Company stock.

* We do not reprice or replace out-of-the-money stock options.

* We do not have contracts that guarantee employment with any executives (all employment is terminable-at-will).

* We do not pay dividends on unvested PSUs; dividends accrue and are paid only if and when applicable performance criteria are achieved.

Stockholder Feedback
The Company regularly evaluates its compensation programs and considers the results of its most recent stockholder advisory vote on executive compensation (“say-on-pay”) as well as feedback received directly from stockholders through our ongoing engagement. At the May 2017 annual meeting, we received say-on-pay support of approximately 92%.
While this indicated support for our programs and is above the 87% support we received at our 2016 annual meeting, we are carefully considering the valuable feedback received during this process. The Company has undertaken a holistic approach to maintaining and improving say-on-pay support which includes consideration of stockholder feedback. Going forward, we plan to continue to engage with our stockholders and consider their perspectives regarding compensation and governance matters.
How We Set Pay
We believe that the most effective executive compensation program is one that is designed to attract, retain, and motivate highly qualified and talented executives and reward the achievement of specific annual, long-term and strategic goals that promote the profitable growth of the Company and enhance stockholder value. When making decisions regarding the compensation of the Named Executive Officers, the Compensation Committee considers information from a variety of sources. The Compensation Committee also regularly assesses our incentive plan measures in light of current business context, relevance to stockholders, and alignment with peer company practices. The Compensation Committee analyzes both individual elements and total compensation for each of the Named Executive Officers.
In setting performance goals for both our annual bonus program and PSUs, we consider a number of factors, including the general economic and industry climate, anticipated customer spending, projected revenue from current contracts and renewals, and deals in the pipeline. Based on these factors, a range of performance scenarios is developed. Goals are then set at the threshold, target, and maximum performance levels with the target goals aligning with the Company’s operating plan.
The following principles guide the structure of our program:

•
Link to business priorities and performance. We believe that a significant portion of an executive’s total compensation should be “at risk,” subject to the attainment of certain specific and measurable performance goals and objectives. We select metrics that we believe are most directly tied to the creation of enterprise value and that our management team can meaningfully influence. As performance goals are met or exceeded, executives are rewarded commensurately; conversely, if goals are not met, actual earned compensation is lower. We have strong pay-for-performance correlation with approximately 80% of our CEO's Total Target Direct Compensation and approximately 59% of our other Named Executive Officers' Total Target Direct Compensation “at risk” and subject to achievement of certain specific and measurable performance goals and objectives or requiring increases in CIRCOR's stock price in order to generate value for the recipient.

•
Alignment of executives with stockholders’ interests. We believe that, to align the interests of our executives with those of our stockholders, our compensation program should encourage our executives to hold a meaningful amount of equity. In addition, we believe compensation to our executives should be based on a balance of short-term and long-term financial performance factors. This approach also supports our retention strategy and promotes our achievement-oriented culture.

•
Competitiveness. We believe executives’ target total compensation should be competitive with that being offered to individuals holding comparable positions at other public companies with which we compete for executive talent. Still, long‑term compensation for our executives other than base salary is "at-risk".

•
Maintenance of Governance Standards. We believe that maintaining best-practice executive compensation governance standards is in the best interests of our stockholders and executives and critical to the ability to manage risk.

While actual compensation reflects the Company performance, the Company’s goal is for total target compensation, as well as each element of total target compensation, to be at or around the median target compensation for executives with similar positions at our Peer Group Companies. The Company incorporates flexibility into its compensation programs and into the assessment process to respond to changing business needs, and to take into consideration individual performance, including the relative complexity and strategic importance of specific roles.

The 2017 compensation program included the following performance-based elements:

Performance-Based Elements	Annual Incentive Plan	Stock Options	PSUs
Tied to achievement of targets relating to Adjusted EPS, Adjusted Operating Margin, Adjusted Operating Income, Free Cash Flow, and Net Sales.	x
No payouts for performance below threshold.	x		x
Tied to achievement of targets relating to Adjusted Operating Margin and Adjusted ROIC.			x
Cash payout is capped at 200% or 300% of target value, depending on the financial measure.	x
Number of shares is capped at 200% of target.			x
Earned over a three-year period based on average three-year performance.			x
In absence of positive stockholder returns from date of grant, award provides no value to recipient.		x

As shown above in Alignment Between CEO Realizable Pay to Total Stockholder Return, CEO realizable pay is aligned with our performance relative to our peers. We believe this demonstrates that performance-based elements of our program align pay with performance.
How We Measure Performance and Set Goals
Our incentive plans pay out to participants based on levels of performance against rigorous metrics established by the Board. Our track record of past payouts demonstrates that the metrics established for executives are meaningful targets that in many instances have not been met.
Annual Incentive Plan: As described above, the Named Executive Officers participated in an annual incentive plan in 2017 that provided for a contingent bonus paid in cash. Targeted amounts were set as a percentage of base salary for each Named Executive Officer and were tied to achievement of performance factors defined by the Company's 2017 operating plan. The plan was not funded on a metric if performance fell below a threshold level.
The metrics for each of the Named Executive Officers were as follows:

•	Metrics for Mr. Buckhout, Mr. Bhalla, and Mr. Sharma:

◦	35% - Energy segment score based on Free Cash Flow, Adjusted Operating Margin, and Adjusted Operating Income score

◦	25% - AFS segment score based on Free Cash Flow, Net Sales, and Adjusted Operating Income score

◦	40% - Adjusted EPS

•	Metrics for Mr. Wiik:

◦	25% Energy segment Free Cash Flow

◦	35% Energy segment Adjusted Operating Margin

◦	40% Energy segment Adjusted Operating Income

•	Metrics for Mr. Mehrotra:

◦	25% AFS segment Free Cash Flow

◦	35% AFS segment Net Sales

◦	40% AFS segment Adjusted Operating Income

Adjusted EPS, Free Cash Flow, Adjusted Operating Margin, Net Sales, and Adjusted Operating Income are defined consistently with reported results under Generally Accepted Accounting Principles (GAAP), subject to any exceptions or adjustments as may be appropriate to account for the impact of any divestitures, any special charges, impairment charges, or fluctuations in currency exchange rates. Since the FH acquisition was completed in December 2017, no metrics were tied to performance of the FH segment.

Payout was made based on pre-defined "Threshold," "Target," "Stretch," and "Overachievement" levels of performance as follows:

Performance Level	Payout
Overachievement*	300% of Target
Stretch**	200% of Target
Target	100% of Target
Threshold	0.01% of Target
Below Threshold	0% of Target

* Overachievement level of performance was not applicable for AFS segment Net Sales, for which payout was capped at 200% of Target if Stretch levels of performance were met.
** Stretch level of performance was not applicable for AFS segment Net Sales unless Target level of performance was met for AFS segment Adjusted Operating Income.
LTI Plan: As described above, the Named Executive Officers participated in the LTI plan under which they were eligible to receive stock options (50% of target LTI value) and PSUs (50% of target LTI value). The stock options vest in 33% increments annually and have a seven-year term. The PSUs will be earned if pre-established financial goals are met. Half of the PSUs are linked to 2017-2019 Adjusted ROIC and half are linked to 2017-2019 Adjusted Operating Margin. Earned PSUs vest on the third anniversary of grant.
We believe that having PSUs linked to Adjusted ROIC is consistent with having management use the Company's capital and assets efficiently. We also believe that there is a correlation between Adjusted Operating Margin and higher enterprise value across business cycles and that this measure motivates management to use price discipline when cyclical demand declines. Finally, we believe that the measures incorporated into our LTI plan are important to our stockholders and commonly are used by our peers.
PSUs will be earned based on pre-defined "Threshold," "Target," and "Stretch," levels of performance as follows:

Performance Level	Payout
Stretch	200% of Target
Target	100% of Target
Threshold	0.01% of Target
Below Threshold	0% of Target

Additional detail regarding specific performance ranges for 2017 as well as our performance against the targets is discussed below in Principal Components of Executive Compensation.

Market References - Peer Group Companies
Our executive compensation program takes into account the compensation practices of companies with which the Company competes or could compete for executive talent. In its review of 2017 executive compensation, the Compensation Committee compared the Company’s overall compensation structure (mix of pay) and levels for the Named Executive Officers (total annual compensation, as well as each component of their total compensation) with the Peer Group Companies.
The list of Peer Group Companies set forth below was developed with input from the Committee’s consultant after applying the following guidelines:

1.
Identify the universe of potential publicly-traded peer companies in the broader Machinery and Building Products industries, including companies identified by Institutional Shareholder Services (ISS) and Glass Lewis as peers, companies that name CIRCOR as a peer, and companies considered key product competitors.

2.	Target companies within comparable size ranges (e.g., market capitalization of 50%-200% of CIRCOR's or revenue of 50%-200% of CIRCOR's).

3.	Select companies having generally similar business models:

•	Multiple product lines

•	Significant concentration of international sales

•	Exposure to the energy sector

•	Manufacturing operations.

4.	Give preference to prior peers in an effort to reduce year-over-year turnover.

These guidelines are not applied in a rigid manner and may be relaxed for strong business competitors. The demographics of the peer companies as a group are compared to the Company.
The following list of Peer Group Companies, used in connection with determining 2017 compensation, was developed using the above methodology:

2016 Peer Group
Albany International Corp.	EnPro Industries, Inc.	NN, Inc.
Altra Industrial Motion Corp.	ESCO Technologies Inc.	Standex International Corporation
Barnes Group Inc.	Lindsay Corporation	Tennant Company
Chart Industries, Inc.	Lydall, Inc.	TriMas Corporation
Columbus McKinnon Corporation	Mueller Water Products, Inc.	Watts Water Technologies, Inc.

In the course of determining 2017 compensation for its Named Executive Officers, the committee also considered information compiled by its consultant from the 2017 Towers Watson General Industry Top Management Compensation Survey. This survey aggregated compensation data across a broad spectrum of manufacturing companies and was used to help inform the Compensation Committee regarding market executive compensation levels, particularly for positions other than the CEO, EVP and CFO, and Group Presidents.
Risk Assessment and Mitigation of Compensation Policies and Practices
The Compensation Committee has reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors, and reviewed these items with its independent consultant, Pearl Meyer. In addition, our Compensation Committee asked Pearl Meyer to conduct an independent risk assessment of our executive compensation program. Based on these reviews and discussions, the Compensation Committee does not believe our compensation program creates risks that are reasonably likely to have a material adverse effect on our business.
For the foregoing reasons, the Compensation Committee has concluded that the programs by which our executives are compensated strike an appropriate balance between short-term and long-term compensation and incentivize our executives to act in a manner that prudently manages enterprise risk.
Stock Ownership Guidelines
To further align the interests of the executive officers of the Company with the interests of the stockholders, the Company has adopted Stock Ownership Guidelines for executive officers. These guidelines establish an expectation that, within a five-year period, each executive officer shall achieve and maintain an equity interest in the Company at least equal to a specified multiple of such individual's annual base salary. The applicable multiples are as follows:

Position	Target
Chief Executive Officer	5x annual base salary
Chief Financial Officer	3x annual base salary
Other Named Executive Officers	2x annual base salary

In calculating an individual's equity interest, credit is given for (i) the value of actual shares of common stock owned beneficially, (ii) the before-tax value of all vested stock options, and (iii) the before-tax value of all outstanding RSU awards (including those which the individual has received in lieu of bonus compensation). The calculation of an individual's equity interest, however, does not include the value of any outstanding equity awards subject to risk of forfeiture by virtue of performance.
An annual review is conducted by our Compensation Committee to assess compliance with the guidelines. As of February 8, 2018, our Named Executive Officers met their applicable ownership guidelines, or, for Named Executive Officers who have been with the Company for less than five years, were on track to achieve their ownership guidelines by the applicable target compliance date.
Clawback Policy
Under our clawback policy, if our Board of Directors determines that an officer engaged in fraud or willful misconduct that resulted in a restatement of the Company’s financial results, then the Board may review all performance-based compensation awarded to or earned by that officer on the basis of performance during the fiscal periods materially affected by the restatement. If, in the view of our Board of Directors, the performance-based compensation would have been lower if it had been based on the restated financial results, the Board of Directors may, to the extent permitted by applicable law, seek recoupment from that officer of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances. Any recoupment under this policy may be in addition to, and shall not otherwise limit, any other remedies that may be available to the Company under applicable law, including disciplinary actions up to and including termination of employment.
Transactions in Company Securities
We maintain an insider trading policy which prohibits hedging the economic risk of ownership of our stock. No person who is considered an “insider” of the Company, which includes each of our Named Executive Officers and directors, may directly or indirectly sell any securities of the Company that are not owned by the person at the time of the sale (short sale). Such persons also may not purchase or sell puts, calls, options or other derivative instruments in respect of our securities at any time without the approval of the Company’s Clearance Officer.
Principal Components of Executive Compensation
As set forth above, the principal elements of the Company’s executive program consist of base salary, annual cash bonus, MSP, and long-term incentive compensation.
Base Salary
Named Executive Officers’ base salaries are determined by evaluating factors such as the responsibilities and complexity of the position, the experience and performance of the individual, market data for similar roles, overall company performance, and internal equity within the Company. At the beginning of each fiscal year, the Compensation Committee generally reviews and adjusts the base salaries for each of the Company’s executives, with any adjustments to become effective on April 1st of the fiscal year. Additional increases were provided to Messrs. Mehrotra and Sharma following their promotions. Base salaries for each Named Executive Officer are shown below:

Name	2016 Year-End Base Salary	2017 Year-End Base Salary	% Change	Rationale
Buckhout, Scott	$669,500	$700,000	4.6%	Merit
Bhalla, Rajeev	$495,644	$510,513	3.0%	Merit
Wiik, Erik	$410,000	$418,200	2.0%	Merit
Mehrotra, Sumit	$270,000	$270,000	n/a	2016 Promotion
Sharma, AJ	$270,000	$270,000	n/a	2016 Promotion

Annual Cash Bonus
During 2017, the Company’s Named Executive Officers were eligible to receive an annual cash bonus through the annual cash bonus plan. Compensation under the annual bonus plan is “at-risk” and intended to motivate and hold executives accountable for the attainment of annual performance goals. The Compensation Committee has the discretion to determine the criteria applicable to incentive payments and the amounts of such payouts. For 2017, the amount of incentive compensation awards paid to the Named Executive Officers under the plan depended upon (a) the officer’s target annual bonus amount and (b) the degree to which Company or Segment performance goals were met.

Performance measures are as follows:

Mr. Buckhout, Mr. Bhalla, and Mr. Sharma		Mr. Wiik		Mr. Mehrotra
Measure	Weight	Measure	Weight	Measure	Weight
Energy Segment Score*	35%	Energy Segment Adjusted Operating Income	40%	AFS Segment Adjusted Operating Income	40%
AFS Segment Score*	25%	Energy Segment Adjusted Operating Margin	35%	AFS Segment Net Sales	35%
Adjusted EPS	40%	Energy Segment Free Cash Flow	25%	AFS Segment Free Cash Flow	25%

*For purposes of calculating the Energy Segment Score, Energy Segment Free Cash Flow, Energy Segment Adjusted Operating Income and Energy Segment Adjusted Operating Margin are considered, and for purposes of calculating the AFS Segment Score, AFS Segment Free Cash Flow, AFS Segment Adjusted Operating Income, and AFS Segment Net Sales are considered.
Payout was made based on pre-defined "Threshold," "Target," "Stretch," and "Overachievement" levels of performance as follows:

Performance Level	Payout
Overachievement*	300% of Target
Stretch**	200% of Target
Target	100% of Target
Threshold	0.01% of Target
Below Threshold	0% of Target

* Overachievement level of performance was not applicable for AFS segment Net Sales, for which payout was capped at 200% of Target if Stretch levels of performance were met.
** Stretch level of performance was not applicable for AFS segment Net Sales unless Target level of performance was met for AFS segment Adjusted Operating Income.
Target annual bonus amounts for Named Executive Officers are approved by the Committee and are intended to be competitive in the market in which the Company competes for talent and reflect the level of responsibility of the role. They are therefore set at or around the median for comparable positions in the market. For 2017, target bonus amounts, which are stated as a percentage of base salary, were as follows:

Named Executive Officer	Annual Cash Bonus as a Percent of Base Salary
Buckhout, Scott	100%
Bhalla, Rajeev	70%
Wiik, Erik	60%
Mehrotra, Sumit	55%
Sharma, AJ	50%
The annual incentive plan performance goals were set to reward strong management performance, given the Company’s strategic objectives and the economic conditions at the time the goals were set, which are described more fully above in Our Performance. The Committee considered probability of achievement of different levels of performance as well as the uncertainty concerning the Company’s performance in 2017. The Company’s goal setting process is described in more detail above in How We Measure Performance and Set Goals.
Based on the outlook at the time the goals were set and with input from the outside consultant, the Committee concluded these performance goals struck an appropriate balance in providing both a reasonable probability of attainment and sufficient rigor and motivation of superior performance.

Over the last five years, total payouts under the annual incentive plan based on corporate performance have averaged 85% of target:
The table below summarizes the threshold, target, stretch and above stretch performance levels and the actual results for each performance measure for 2017.

Measure	Threshold	Target	Stretch	Overachievement	Achievement
Adjusted EPS	$1.41	$2.02	$2.63	$3.23	$1.71M
Energy Segment Adjusted Operating Income	$28.1M	$40.2M	$52.3M	$64.3M	$30.1M
Energy Segment Adjusted Operating Margin	7.6%	10.8%	14.0%	17.3%	8.7%
Energy Segment Free Cash Flow	$33.5M	$47.9M	$62.3M	$76.6M	$9.2M
AFS Segment Adjusted Operating Income	$34.1M	$42.6M	$51.1M	$59.6M	$39.5M
AFS Segment Net Sales	$250.7M	$278.6M	$306.5M	-	$274.5M
AFS Segment Free Cash Flow	$37.3M	$53.5M	$69.3M	$85.3M	$41.2M

The above performance measures include non-GAAP financial measures and will differ from amounts shown in the Company’s financial statements. Additional information is described above in How We Measure Performance and Set Goals.

The following table shows incentives paid to the Named Executive Officers under the annual cash bonus plan. Total target amounts for each executive represent the percentage of base salary referred to above in this section. The annual cash bonus plan gives the Compensation Committee discretion to consider individual performance and to adjust awards accordingly. Bonus awards to the Named Executive Officers for 2017 were determined by formula based on Company performance relative to performance goals.

Executive	Total Target Amount	Total Actual Base Incentive Amount Paid	Base Amount Paid as Percent of Target
Buckhout, Scott	$700,000	$297,850	42.55%
Bhalla, Rajeev	$357,359	$152,056	42.55%
Wiik, Erik	$250,920	$47,825	19.06%
Mehrotra, Sumit	$148,500	$93,110	62.70%
Sharma, AJ	$135,000	$57,443	42.55%

One-Time 2017 Enhanced Incentive Payment
As described above, the Compensation Committee approved an enhanced incentive payment under the cash bonus plan in the amount of $50,000 for each of Mr. Bhalla and Mr. Sharma in recognition of their extraordinary contributions to the acquisition of the FH business, viewing such payments to be in the best interests of the Company and its stockholders. These amounts are in addition to the base incentive payouts outlined in the table above.
Management Stock Purchase Plan (MSP)
In order to more closely align the interests of our executives with those of our stockholders, our Named Executive Officers are also eligible to participate in our MSP, which is designed to encourage our Named Executive Officers to invest their own earned incentive compensation in equity of the Company. The Compensation Committee approves the participants in the MSP. For 2017, participants were entitled to purchase RSUs under the MSP at a discount of 33% to the closing price of the Company’s common stock two trading days after the announcement of our annual results using all or a portion of their pre-tax annual cash bonus. RSUs purchased under the MSP vest in whole after a three-year period. Any Named Executive Officer who departs the Company prior to vesting may lose the benefits associated with the discounted purchase price of RSUs purchased under the MSP, as well as any further appreciation in stock price and accrued dividends associated with such RSUs.
As a group, the Named Executive Officers deferred 68% of their annual cash bonuses for the purchase of RSUs through the MSP. The following table shows elections made by our Named Executive Officers for 2017.

Executive	Percentage of Annual Cash Bonus Deferred
Buckhout, Scott	70%
Bhalla, Rajeev	20%
Wiik, Erik	50%
Mehrotra, Sumit	100%
Sharma, AJ	100%

The Compensation Committee believes that the MSP has been an effective mechanism for fostering stock ownership by our executives, which promotes long-term alignment with stockholder value creation. The Compensation Committee also believes it has proven to be an effective retention vehicle. Departing executives, under certain conditions, will lose the benefits associated with the discounted purchase price of such awards, as well as any further appreciation in stock price and accrued dividends.
Long-Term Incentive Awards
Long-term incentives (LTI) are intended to provide executives with a continuing stake in the long-term success of the Company and to align their interests with those of stockholders. LTI awards are also used to attract, retain and motivate executives responsible for the Company’s long-term success.
The Committee evaluates the LTI program annually relative to its objectives as well as practices within the Peer Group Companies. The 2017 program included a combination of stock options and PSUs. The Committee believes that using different types of awards provides balance to the Company’s LTI program and mitigates risk.
Target LTI awarded to each of our Named Executive Officers in 2017 was expressed in dollar amounts based on grant date fair value and vary based on consideration of factors such as role, level of responsibility, performance and past award history:

Executive	Equity Award Grant Date Fair Value
Buckhout, Scott	$2,160,067
Bhalla, Rajeev	$644,107
Wiik, Erik	$205,035
Mehrotra, Sumit	$149,046
Sharma, AJ	$230,084

The 2017 LTI program is outlined in the table below:

Vehicle	Proportion of Target LTI Value	Payout	Metric	Performance Period	Design
Stock Options	50%	100%	N/A	N/A	Vest 1/3 annually
PSUs	50%	Below Threshold: 0% of Target Threshold: 0.01% of Target Target: 100% of Target Stretch: 200% of Target	Average Adjusted ROIC (50%); Average Adjusted Operating Margin (50%)	2017-2019	Vesting per achievement of specific performance objectives for each measure

The above performance measures include non-GAAP financial measures and will differ from amounts shown in the Company’s financial statements. Additional information is above in How We Measure Performance and Set Goals.
The Company uses Adjusted Operating Margin as a consistent factor leading to higher enterprise values across business cycles. When cyclical demand for our products declines, management is motivated to use price discipline so that when demand recovers, earnings are maximized. We use Adjusted ROIC as a metric to promote efficient use of our capital and assets. Strict management of working capital, attractive returns from capital expenditures and efficient use of fixed assets are all critical components for ensuring long-term enterprise value. The use of ROIC as a metric incorporates all of these factors.

We have disclosed performance goals retroactively, but prospective disclosure (prior to conclusion of performance cycle) is not provided due to concern about the potential harm to the Company. It is not a market practice to disclose performance goals that represent confidential, commercially sensitive information that could cause competitive harm in the marketplace. The Company has a track record of rigorous goal-setting as demonstrated by our payout history and alignment of realizable pay with total stockholder return.
The following table outlines our performance targets and degree of achievement for our PSUs granted in 2015, for which the performance goals consisted of Fiscal Year 2017 Adjusted ROIC and Fiscal Year 2017 Adjusted Operating Margin, each weighted 50%. We did not achieve our Fiscal Year 2017 threshold performance levels, and none of the 2015 PSUs were earned or vested.

Performance Metrics	Performance Range			Actual Performance	Payout Factor	Shares Earned and Vested as % of Target
	Threshold	Target	Stretch
Fiscal Year 2017 Adjusted ROIC	14.5%	16.0%	17.0%	5.2%	0%	0
Fiscal Year 2017 Adjusted Operating Margin	11.0%	12.0%	13.0%	7.8%	0%	0

Long-Term Incentive Granting Practices
Most awards are granted at the time of the annual grant in the first quarter of the year, although awards may be granted as part of the hiring process or in connection with a change in responsibility. Annual grants are approved at a specified, regularly scheduled meeting of the Compensation Committee. The Compensation Committee approves the type and number of awards to be granted and the performance criteria for PSUs.
LTI awards granted during the year have a grant date no earlier than the date of approval. Grants that require the approval of the Compensation Committee are typically reviewed and approved at a regularly scheduled Compensation Committee meeting or by written consent in advance of the individual’s employment commencement or promotion date. For these awards, the grant date is the date of the meeting if the individual receiving the grant has already commenced employment. If the individual has not yet commenced employment, the date of grant is the business day following the individual’s first day of employment.

Other Benefits
The Company maintains a defined contribution 401(k) plan in which substantially all of our U.S. employees, including our Named Executive Officers, are eligible to participate. We also have implemented a nonqualified 401(k) excess plan to provide benefits that would otherwise be provided under the qualified 401(k) plan to certain participants but for the imposition of certain maximum statutory limits imposed on qualified plan benefits (for example, annual limits on eligible pay and contributions). Company employees, including the Named Executive Officers, who reach the maximum limits in the qualified 401(k) plan will generally be eligible for the 401(k) excess plan. In addition, our employees receive enhanced benefits under our 401(k) plan. Although the Company typically makes a discretionary contribution on behalf of each participant equal to a percentage of the participant’s compensation during the recently concluded fiscal year (regardless of whether the participant contributes to the plan), no discretionary contribution was made in 2017. In addition, the Company makes an additional matching contribution on behalf of each participant equal to 50% of the first 5% of compensation contributed to the plan by the participant.
We also provide our executive officers with a limited number of perquisites as part of their compensation arrangements, which we consider to be reasonable and consistent with competitive practice. These perquisites include annual car allowances and financial counseling/tax preparation services, which, in total, comprise a de minimis part of the Named Executive Officer's target total direct compensation.
In order to attract and retain key executives, the Company has entered into severance and change of control agreements with our executive officers. The agreements are intended to support management continuity and align with market practice. The change of control agreements are intended to maintain focus on stockholder value creation in the event of an actual or threatened change of control. Pursuant to Company policy, the Company does not provide tax gross-ups in connection with any compensatory arrangements. As a result, we do not have any change of control agreements that provide for tax gross-ups. More detail is provided below in Severance and Other Benefits Upon Termination of Employment or Change of Control.

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally disallows a federal tax deduction to public companies for compensation in any tax year to specified executive officers to the extent that the compensation to such executive officer exceeds $1 million. Under the rules in effect before 2018, compensation that qualified as "performance-based compensation" under Section 162(m) of the Internal Revenue Code was deductible without regard to this limitation. Effective January 1, 2018, the Tax Cuts and Jobs Act of 2017 generally eliminated the performance-based compensation exemption under Section 162(m), subject to a special rule that grandfathers certain awards and agreements that were in effect at November 2, 2017. To date, the Internal Revenue Service has not issued guidance interpreting the Tax Cuts and Jobs Act of 2017. While the Compensation Committee intended that certain incentive awards granted to our Named Executive Officers on or prior to November 2, 2017 be deductible as "performance-based compensation," it cannot be sure of that result.
The Compensation Committee believes that tax deductibility is only one of several relevant considerations in setting compensation, and that the tax deduction limitation should not be permitted to compromise the Compensation Committee's ability to structure its compensation to provide benefits to the Company that outweigh the potential benefit of the tax deduction. Accordingly, the Committee may approve compensation that is not deductible for federal income tax purposes in the future.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION AND
OTHER PAYMENTS TO THE NAMED EXECUTIVE OFFICERS

The following sections provide a summary of cash and certain other amounts for Fiscal Year 2017 (and the preceding two fiscal years) to the Named Executive Officers. Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the Named Executive Officers for Fiscal Year 2017. Therefore, we encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the Compensation Discussion and Analysis above.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation($) (6)	Total ($) (7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Scott Buckhout (7) President and Chief Executive Officer	2017	676,539	—	1,182,692	1,080,000	297,850	14,267	3,251,348
	2016	664,250	—	1,093,184	952,500	408,045	16,251	3,134,230
	2015	636,542	—	703,207	700,000	9,302	26,999	2,076,050
Rajeev Bhalla (7) Executive Vice President, Chief Financial Officer	2017	499,075	50,000	341,904	272,000	202,056	22,131	1,387,166
	2016	493,027	—	481,814	375,852	211,459	21,846	1,583,998
	2015	480,291	—	400,480	400,000	4,868	36,855	1,322,494
Erik Wiik (7) President, Energy Group	2017	411,892	—	114,278	102,500	47,825	20,512	697,007
	2016	407,308	—	165,779	100,000	145,283	20,160	838,530
	2015	318,462	200,000	212,305	—	49,966	10,877	791,610
Sumit Mehrotra (7) President, Industrial Group	2017	270,000	—	115,678	74,500	93,110	136,818	690,106
	2016	233,095	—	110,485	50,000	56,859	77,878	528,317
Arjun Sharma (7) Senior Vice President, Business Development	2017	270,000	50,000	167,919	65,000	107,443	14,746	675,108
	2016	229,922	—	172,431	100,083	65,676	18,782	586,894
	2015	217,457	—	96,204	65,500	1,408	22,240	402,809

(1)
Reflects sign-on bonus payments for Mr. Wiik. For each of Mr. Bhalla and Mr. Sharma, in addition to the base bonus payment amount calculated under the bonus plan, also reflects a bonus award of $50,000 under the plan in recognition of extraordinary contributions associated with the FH acquisition.

(2)
Reflects the grant date fair value of performance-based restricted stock units (PSUs), the grant date fair value of time-based restricted stock units (Time RSUs), and the grant date fair value of the 33% discount on restricted stock units (MSP RSUs) purchased under our Management Stock Purchase Plan (MSP) determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For PSUs and Time RSUs, a discussion of the assumptions used in calculating the amounts in this column may be found in Note 11 (“Share-Based Compensation”) to our audited consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2018. For MSP RSUs, the grant date fair value of the discount purchased by each of our named executive officers on March 5, 2018 was based on a 33% discount from the closing price of our common stock on March 2, 2018 (the date preceding our annual grant). The 2017 grant date fair values of PSUs and MSP RSUs granted to each of our named executive officers are shown in the table below:

Named Executive Officer	Grant Date Fair Value of PSUs	Grant Date Fair Value of MSP RSUs	Grant Date Fair Value of Time RSUs	Total
Scott Buckhout.....................................................	$1,080,000	$102,692	$—	$1,182,692
Rajeev Bhalla.......................................................	$322,000	$19,904	$—	$341,904
Erik Wiik..............................................................	$102,500	$11,778	$—	$114,278
Sumit Mehrotra....................................................	$74,500	$45,142	$—	$119,642
Arjun Sharma.......................................................	$115,000	$52,919	$—	$167,919

(3)
Included in this column is the fair value of the target number of PSUs granted to each named executive officer, which we consider to be the probable outcome of the performance conditions as of the grant date. The following table shows for each named executive officer the grant date fair value of the target number of PSUs, (which are also referred to as Performance RSUs) granted to each such officer that is included in the Summary Compensation Table and the potential maximum grant date fair value of each such PSU.

Named Executive Officer	Target Number of PSUs	Grant Date Fair Value of Target Number of Performance RSUs	Maximum Number of PSUs	Grant Date Fair Value of Maximum Number of Performance RSUs
Scott Buckhout..........................	17,708	$1,080,000	35,416	$2,160,000
Rajeev Bhalla............................	5,280	$322,000	10,560	$644,000
Erik Wiik...................................	1,681	$102,500	3,362	$205,000
Sumit Mehrotra.........................	1,222	$74,500	2,444	$149,000
Arjun Sharma............................	1,886	$115,000	3,772	$230,000

The target value of PSUs awarded in 2017 is earned if our ROIC and AOM goals are achieved for the three-year average of fiscal years 2017-2019, as described in “Long Term Equity Incentives”. The maximum value of PSUs is two times the Target value, as described above in “Long Term Equity Incentives”. Maximum value of Performance RSUs is earned if our actual ROIC and AOM achievement exceeds the maximum percentages set by the Compensation Committee for the three-year average of fiscal years 2017-2019.

(4)
Reflects the aggregate grant date fair value of stock options granted under the Equity Incentive Plan. For a discussion of the assumptions related to the calculation of the amounts in this column, please refer to Note 11 (“Share-Based Compensation”) to the Company's audited consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2018. The stock options granted in Fiscal Year 2017 were granted on February 27, 2017 whereas the 2016 and 2015 stock option awards were granted on February 23, 2016 and February 23, 2015, respectively.

(5)
Reflects the amounts earned under our annual cash bonus plan by each named executive officer, whether received in cash or restricted stock units (RSUs). Our named executive officers elected to use all or a portion of their annual cash incentive to purchase RSUs under our MSP. The number of MSP RSUs purchased by each named executive officer is as follows:

Named Executive Officer	Year	Percentage of Annual Incentive Used to Purchase RSUs	Amount of Bonus for Year	Amount of Bonus Used to Purchase RSUs	Number of Purchased RSUs
Scott Buckhout	2017	70%	$297,850	$208,495	7,301
	2016	70%	$408,045	$285,632	6,989
	2015	70%	$9,302	$6,512	249
Rajeev Bhalla	2017	20%	$202,056	$40,411	1,415
	2016	20%	$211,459	$42,292	1,034
	2015	20%	$4,868	$974	37
Erik Wiik	2017	50%	$47,825	$23,913	837
	2016	50%	$145,283	$72,642	1,777
	2015	50%	$49,966	$24,983	958
Sumit Mehrotra	2017	100%	$93,110	$93,110	3,209
	2016	100%	$56,859	$51,742	1,266
Arjun Sharma	2017	100%	$107,443	$107,443	3,762
	2016	100%	$65,676	$65,676	1,607
	2015	100%	$1,408	$1,408	54

Under our MSP, the purchase price for RSUs is 67% of the closing price of our common stock on the day prior to the date of grant. The grant date fair value of the 33% discount is referred to as MSP RSUs, and the MSP RSUs have been included under the Stock Awards column as additional compensation to the named executive officers. The total number of RSUs purchased was determined by dividing the dollar amount of bonus used in the above table by $42.62 for 2017, $40.86 for 2016, and $26.06 for 2015, which is 67% of the closing price of our common stock on March 2, 2018, February 24, 2017, and February 22, 2016, respectively. The actual number of RSUs purchased under the MSP may be reduced to pay for tax withholding.

(6)	See "2017 All Other Compensation Table" for specific items in this category.
(7)	The amounts in this column reflect the total of the following columns: Salary, Bonus Stock Awards, Option Awards, Non-Equity Incentive Plan Compensation, and All Other Compensation.

2017 All Other Compensation Table

Name	Perquisites and Other Personal Benefits ($) (1)	Tax Preparation and Financial Planning ($)	Insurance Premiums ($) (2)	Relocation Payments ($) (3)	Payments Relating to Employee Savings Plan ($) (4)	Other ($) (5)	Total ($)
Scott Buckhout......................	—	1,275	1,346	—	6,750	4,896	14,267
Rajeev Bhalla........................	12,000	1,925	1,346	—	6,750	110	22,131
Erik Wiik...............................	12,000	—	1,346	—	6,750	416	20,512
Sumit Mehrotra......................	8,400	2,180	644	78,170	5,205	42,219	136,818
Arjun Sharma........................	8,400	—	644	—	4,587	1,115	14,746

(1)	The amounts shown in this column reflect each Named Executive Officer's annual car allowance.
(2)	The amounts shown in this column reflect group term life insurance premiums paid on behalf of each Named Executive Officer.
(3)	The amounts shown in this column reflect taxable relocation payments paid on behalf of Mr. Mehrotra in the amount of $78,170.
(4)
The amounts shown in this column reflect Company matching contributions to each Named Executive Officer's 401(k) savings account of up to 2.5% of base pay subject to the limits imposed by IRS regulations.

(5)
For Mr. Mehrotra, the amount shown in this column includes cash payments totaling $41,848 associated with family health care reimbursement. All other amounts reflect dividend equivalents paid on vested RSUs.

2017 Grants of Plan-Based Awards

The following table summarizes the grant of plan-based awards made to our Named Executive Officers in 2017.

Name	Type of Award (1)	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Prices of Option Awards ($ / Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
				Thresh-hold ($)	Target ($)	Maxi-mum ($)	Thresh-hold (#)	Target (#)	Maxi-mum (#)
(a)		(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Scott Buckhout	Option	02/27/17	02/08/17	—	—	—	—	—	—	—	55,788	60.99	1,080,000
	PSU	02/27/17	02/08/17	—	—	—	10,800	17,708	35,416	—	—	—	1,080,000
	AIP			4,900	490,000	1,470,000	—	—	—	—	—	—	—
Rajeev Bhalla	Option	02/27/17	02/08/17	—	—	—	—	—	—	—	16,635	60.99	322,000
	PSU	02/27/17	02/08/17	—	—	—	3,220	5,280	10,560	—	—	—	322,000
	AIP			715	71,472	214,416	—	—	—	—	—	—	—
Erik Wiik	Option	02/27/17	02/08/17	—	—	—	—	—	—	—	5,295	60.99	102,500
	PSU	02/27/17	02/08/17	—	—	—	1,025	1,681	3,362	—	—	—	102,500
	AIP			1,255	125,460	376,380	—	—	—	—	—	—	—
Sumit Mehrotra	Option	02/27/17	02/08/17	—	—	—	—	—	—	—	3,849	60.99	74,500
	PSU	02/27/17	02/08/17	—	—	—	745	1,222	2,444	—	—	—	74,500
	AIP			1,215	121,500	321,975	—	—	—	—	—	—	—
Arjun Sharma	Option	02/27/17	02/08/17	—	—	—	—	—	—	—	5,943	60.99	115,000
	PSU	02/27/17	02/08/17	—	—	—	1,150	1,886	3,772	—	—	—	115,000
	AIP			1,350	135,000	405,000	—	—	—	—	—	—	—

(1)	Type of Award:
Option = Stock option subject to time-based vesting
PSU = RSU award subject to performance conditions
AIP = Cash award subject to performance conditions under the annual incentive plan
Each of these Option and PSU awards was granted under our long-term incentive plan. See Summary Compensation Table and the footnotes thereto for additional information on these types of awards.
(2)
The amounts in these columns indicate the threshold, target and maximum performance bonus amounts payable under our annual incentive plan prior to deducting any amounts the Named Executive Officer elected to use to purchase RSUs under the MSP. Each of our Named Executive Officers elected to use a portion of his annual incentive bonus to purchase RSUs under our MSP. See footnote (5) to the “Summary Compensation Table” for a description of the actual amount of annual bonus earned by each of the Named Executive Officers for 2017, the amount of each Named Executive Officer’s bonus that was used to purchase RSUs, and the number of purchased RSUs. The potential bonus amounts payable under the annual incentive plan are based on the achievement of specific financial performance metrics. The Named Executive Officers would receive a bonus payout equal to 0.1% of their target bonus at the threshold level of performance and 200% or 300% (depending on the performance metric) of their target bonus at the maximum level of performance. If none of the threshold performance metrics are met, no bonus would be payable to the Named Executive Officers under the annual incentive plan.

(3)
The amounts in these columns indicate the threshold, target and maximum number of shares that the Named Executive Officer could receive if an award payout is achieved under the PSUs. These potential share amounts are based on achievement of specific performance goals. The Named Executive Officer would receive 0.1% of the target number of shares at the threshold level of performance and 200% of the target number of shares at the maximum level of performance. If none of the threshold performance targets are met, then our Named Executive Officers will not receive any shares.

(4)
The exercise price of options is equal to the closing price of our common stock on the business day before the grant date. For more details, see footnote (3) under Outstanding Equity Awards at 2017 Fiscal Year-End.

(5)
The amounts in this column reflect the aggregate grant date fair values of the PSUs reflected in column (g) calculated in accordance with accounting guidance, as well as the aggregate fair value of the Option awards reflected in column (j) as determined using the Black Scholes option pricing model.

Outstanding Equity Awards at 2017
Fiscal Year-End

		Option Awards					Stock Awards
Name	Type of Award (1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Equity Incentive Plan Awards: Number of Securities Underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Scott Buckhout	Perf Option	150,000	—	50,000 (4)	41.17	4/9/2023	4/09/2013	—	—	—	—
	Perf Option	—	—	100,000 (5)	70.42	3/5/2024	03/05/2014	—	—	—	—
	Option	26,094	13,047	—	51.84	2/23/2022	2/23/2015	—	—	—	—
	Option	26,659	53,318	—	38.89	2/23/2023	2/23/2016	—	—	—	—
	Option	—	55,788	—	60.99	2/27/2024	2/27/2017	—	—	—	—
	PSU	—	—	—	—	—	2/23/2015	—	—	13,504	657,375 (7)
	MSP RSU	—	—	—	—	—	2/23/2015	13,033	634,446 (6)	—	—
	PSU	—	—	—	—	—	2/23/2016	—	—	24,493	1,192,319 (8)
	MSP RSU	—	—	—	—	—	2/23/2016	249	12,121 (6)	—	—
	PSU	—	—	—	—	—	2/27/2017	—	—	17,708	862,025 (9)
	MSP RSU	—	—	—	—	—	2/27/2017	6,989	340,225 (6)	—	—
Rajeev Bhalla	Perf Option	—	—	100,000 (4)	79.33	12/2/2023	12/2/13	—	—	—	—
	Option	11,901	—	—	71.56	3/3/2021	3/03/2014	—	—	—	—
	Option	14,912	7,456	—	51.84	2/23/2022	2/23/2015	—	—	—	—
	Option	10,520	21,040	—	38.89	2/23/2023	2/23/2016	—	—	—	—
	Option	—	16,635	—	60.99	2/27/2024	2/27/2017	—	—	—	—
	PSU	—	—	—	—	—	2/23/2015	—	—	7,717	375,664 (7)
	MSP RSU	—	—	—	—	—	2/23/2015	1,788	87,040 (6)	—	—
	Time RSU	—	—	—	—	—	2/23/2016	1,460	71,073 (10)	—	—
	PSU	—	—	—	—	—	2/23/2016	—	—	9,665	470,492 (8)
	MSP RSU	—	—	—	—	—	2/23/2016	37	1,801 (6)	—	—
	PSU	—	—	—	—	—	2/27/2017	—	—	5,280	257,030 (9)
	MSP RSU	—	—	—	—	—	2/27/2017	1,034	50,335 (6)	—	—
Erik Wiik	Time RSU	—	—	—	—	—	3/05/2015	1,258	61,239 (10)	—	—
	Option	2,799	5,598	—	38.89	2/23/2023	2/23/2016	—	—	—	—
	Option	—	5,295	—	60.99	2/27/2024	2/27/2017	—	—	—	—
	PSU	—	—	—	—	—	2/23/2016	—	—	2,572	125,205 (8)
	MSP RSU	—	—	—	—	—	2/23/2016	958	46,635 (6)	—	—
	Time RSU	—	—	—	—	—	2/23/2016	516	25,119 (10)	—	—
	PSU	—	—	—	—	—	2/27/2017	—	—	1,681	81,831 (9)
	MSP RSU	—	—	—	—	—	2/27/2017	1,777	86,504 (6)	—	—
Sumit Mehrotra	Option	984	—	—	71.56	3/03/2021	3/03/2014	—	—	—	—
	Option	1,306	653	—	51.84	2/23/2022	2/23/2015	—	—	—	—
	Option	1,400	2,800	—	38.89	2/23/2023	2/23/2016	—	—	—	—
	Option	—	3,849	—	60.99	2/27/2023	2/27/2017	—	—	—	—
	Time RSU	—	—	—	—	—	2/23/2015	226	11,001 (10)	—	—
	MSP RSU	—	—	—	—	—	2/23/2015	1,851	90,107 (6)	—	—
	Time RSU	—	—	—	—	—	2/23/2016	1,458	70,975 (10)	—	—
	MSP RSU	—	—	—	—	—	2/23/2016	42	2,045 (6)	—	—
	PSU	—	—	—	—	—	2/27/2017	—	—	1,222	59,487 (9)
	MSP RSU	—	—	—	—	—	2/27/2017	1,266	61,629 (6)	—	—

		Option Awards					Stock Awards
Name	Type of Award (1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Equity Incentive Plan Awards: Number of Securities Underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Arjun Sharma	Option	3,212	—	—	39.00	2/28/2021	2/28/2011	—	—	—	—
	Option	2,799	—	—	32.76	3/5/2022	3/05/2012	—	—	—	—
	Option	3,168	—	—	71.56	3/3/2021	3/03/2014	—	—	—	—
	Option	2,442	1,221	—	51.84	2/23/2022	2/23/2015	—	—	—	—
	Option	2,802	5,604	—	38.89	2/23/2023	02/23/2016	—	—	—	—
	Option	—	5,943	—	60.99	2/27/2024	02/27/2017	—	—	—	—
	PSU	—	—	—	—	—	2/23/2015	—	—	1,264	61,532 (7)
	MSP RSU	—	—		—	—	2/23/2015	1,964	95,608 (6)	—	—
	Time RSU	—	—		—	—	7/30/2015	206	10,028 (10)	—	—
	PSU	—	—		—	—	2/23/2016	—	—	2,574	125,302 (8)
	MSP RSU	—	—		—	—	2/23/2016	54	2,629 (6)	—	—
	Time RSU	—	—		—	—	2/23/2016	686	33,394 (10)	—	—
	PSU	—	—		—	—	2/27/2017	—	—	1,886	91,810 (9)
	MSP RSU	—	—		—	—	2/27/2017	1,607	78,229 (6)	—	—

(1)	Type of Award:
Time RSU = RSU award subject to time-based vesting only
PSU = RSU award subject to performance conditions
Perf Options = Inducement stock option subject to a service period and a market vesting condition
Options = Stock option subject to time based vesting
MSP RSU = MSP RSU awards subject to performance conditions under management bonus plan

With the exception of the Performance Option awards to Messrs. Buckhout and Bhalla on April 9, 2013 and December 2, 2013, respectively (which were granted as special inducement awards under the NYSE regulations), each of these RSU and Option awards was granted under our Equity Incentive Plan.

(2)
The stock options listed in this column were granted pursuant to our Equity Incentive Plan. The stock option grant on February 28, 2011 vested three years from such date and has a ten year term. The stock option grants on March 5, 2012 vested ratably 33% per year generally beginning on the first anniversary from such date and have a ten year term. The stock option grants on March 3, 2014, February 23, 2015, February 23, 2016, and February 27, 2017 vest ratably 33% per year generally beginning on the first anniversary from such date and have a seven-year term.

(3)
The amounts shown in these columns reflect the market value of unvested RSUs calculated by multiplying the number of such unvested RSUs by $48.68, the closing price of our Common Stock on December 29, 2017, the last trading day in 2017.

(4)
On April 9, 2013 and December 2, 2013 inducement stock options were granted to Messrs. Buckhout and Bhalla, respectively. These inducement stock option awards were granted pursuant to the inducement award exemption under Section 303A.08 of the NYSE Listed Company Manual. Both of these inducement stock option grants include both a service period and a market vesting condition. The inducement stock options will vest if the following stock price targets are met based on the stock closing at or above these targets for 60 consecutive trading days: Mr. Buckhout - $50.00 (50,000 cumulative vested shares); $60.00 (100,000 cumulative vested shares); $70.00 (150,000 cumulative vested shares); $80.00 (200,000 cumulative vested shares) Mr. Bhalla - $87.50 (25,000 cumulative vested shares); $100.00 (50,000 cumulative vested shares); $112.50 (75,000 cumulative vested shares); $125.00 (100,000 cumulative vested shares). Vested options for both inducement stock option grants for Messrs. Buckhout and Bhalla may be exercised 25% at the time of vesting, 50% one year from the date of vesting and 100% two years from the date of vesting. These two stock option grants have a ten-year term but to the extent that the market conditions (stock price targets shown above) are not met within five years from the grant date, these options will not vest and will forfeit.

(5)
On March 5, 2014 Mr. Buckhout received a stock option award that includes both a service period and a market vesting condition. The stock options will vest if the following stock price targets are met based on the stock closing at or above these targets for 60 consecutive trading days: $87.50 (25,000 cumulative vested shares); $100.00 (50,000 cumulative vested shares); $112.50 (75,000 cumulative vested shares); $125.00 (100,000 cumulative vested shares). Vested options may be exercised 25% at the time of vesting, 50% one year from the date of vesting and 100% two years from the date of vesting and have a ten-year term but to the extent that the market conditions (stock price targets shown above) are not met within five years from the grant date, these options will not vest and will forfeit.

(6)
The amounts reflect the unvested portion of MSP RSUs pursuant to the MSP provisions allowing executives to receive MSP RSUs in lieu of a specified percentage or dollar amount of their annual incentive cash bonus. Such MSP RSUs vest in whole on the date that is three years from the date of the grant, provided that the named executive officer is then employed with the Company, at which time they convert into shares of Common Stock and are issued to the executive unless the executive has selected a longer deferral period. For example, awards with a grant date of February 27, 2017 vest on February 27, 2020.

(7)
The amounts reflect the unvested portion of long term grants in the form of PSUs pursuant to our Equity Incentive Plan. Such grants are subject to financial performance conditions for the year ended December 31, 2017 and reflect the target amount of the award.

(8)
The amounts reflect the unvested portion of long term grants in the form of PSUs pursuant to our Equity Incentive Plan. Such grants are subject to financial performance conditions for the three years ended December 31, 2016 through December 31, 2018 and reflect the target amount of the award.

(9)
The amounts reflect the unvested portion of long term grants in the form of PSUs pursuant to our Equity Incentive Plan. Such grants are subject to financial performance conditions for the three years ended December 31, 2017 through December 31, 2019 and reflect the target amount of the award.

(10)
The amounts reflect the unvested portion of long-term incentive grants in the form of Time RSUs pursuant to our Equity Incentive Plan. Such grants generally vest ratably over a three-year period, beginning on the first anniversary of the date of grant, subject to any longer deferral period selected by the executive.

2017 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
Scott Buckhout (3)	—	—	10,880	686,093
Rajeev Bhalla (4)	—	—	730	41,420
Erik Wiik (5)	—	—	1,516	93,440
Sumit Mehrotra (6)	—	—	1,385	76,098
Arjun Sharma (7)	1,954	58,198	2,775	170,560

(1)
With respect to shares acquired upon vesting of RSUs, Named Executive Officers have shares withheld to pay associated income taxes. The number of shares reported represents the gross number prior to withholding of such shares. In certain cases, the actual receipt of shares underlying vested RSUs may have been deferred pursuant to a previous election made by the Named Executive Officer. This table reports the number of shares vested regardless of whether distribution actually was made.

(2)
The amounts shown in this column reflect the value realized upon vesting of Time RSUs, PSUs, and MSP RSUs as follows: (i) for Time RSUs and PSUs, the value realized upon vesting is determined by multiplying the number of RSUs vested (prior to withholding of any shares to pay associated income taxes) and the closing price of our Common Stock on the day prior to vesting and (ii) for MSP RSUs, the value realized upon vesting is determined by multiplying (a) the number of MSP RSUs vested (prior to withholding of any shares to pay associated income taxes) and (b) the difference between the closing price of our Common Stock on the day prior to vesting and the purchase price of the MSP RSUs.

(3)	Mr. Buckhout had 10,880 MSP RSUs vest on March 3, 2017 with a price of $63.06.
(4)	Mr. Bhalla had 730 Time RSUs vest on March 23, 2017 with a price of $56.74.
(5)	Mr. Wiik had Time RSUs vest during 2017 as follows: 1,258 Time RSUs with a price of $62.64 on March 5, 2017 and 258 RSUs with a price of $56.74 on March 23, 2017.
(6)
Mr. Mehrotra had Time RSUs vest during 2017 as follows: 226 Time RSUs with a price of $61.55 on February 23, 2017, 117 Time RSUs with a price of $63.06 on March 3, 2017, 729 Time RSUs with a price of $56.74 on March 23, 2017, and 313 Time RSUs with a price of $42.96 on November 4, 2017.

(7)
Mr. Sharma had Time RSUs and MSP RSUs vest during 2017 as follows: 2,226 MSP RSUs with a price of $63.06 on March 3, 2017, 343 Time RSUs with a price of $56.74 on March 23, 2017 and 206 Time RSUs with a price of $48.65 on July 30, 2017.

2017 Nonqualified Deferred Compensation

In 2007, we implemented a nonqualified 401(k) excess plan to provide benefits that would have otherwise been provided to participants in our 401(k) plan but for the imposition of certain maximum statutory limits imposed on qualified plans, such as annual limits on eligible pay and contributions. Under the 401(k) plan, the Company makes matching contributions on behalf of each participant equal to 50% of the first 5% of compensation contributed to the plan by the participant. In addition under the 401(k) plan, the Company has the option to make core contributions on behalf of each participant (regardless of whether the participant contributes to the plan). The Company also may, in its discretion, make the same contributions to the nonqualified 401(k) excess plan but only with respect to compensation in excess of the annual limit on eligible pay. In 2017, the Company elected not to make core contributions to the 401(k) plan or the nonqualified 401(k) excess plan. In 2016, the annual limit on eligible pay was $275,000 and the annual limit on contributions was $54,000. Any contribution credits that we provide to participants under the nonqualified 401(k) plan are invested, at the discretion of plan participants, in one or more mutual funds selected by the plan participants. The same twenty-four mutual funds that we make available under our 401(k) plan are also available under the nonqualified 401(k) excess plan and there are no minimum or guaranteed rates of return to the participants on such investments. Distributions from the nonqualified 401(k) excess plan are made in a lump sum in connection with a participant's separation from service.

As discussed above, our MSP allows our Named Executive Officers to defer the payment of their annual incentive compensation in the form of RSUs. We also permit the grantees of our RSUs to defer the settlement of RSUs beyond the vesting date. The deferral period is a stated period of years selected in advance by the grantee. In general, if the grantee's employment terminates before the end of the deferral period for reasons other than retirement, the RSUs will be settled in shares of our Common Stock upon termination of employment. If the grantee retires before the end of the deferral period, the RSUs will be settled in shares of our Common Stock at the end of the deferral period. During the deferral period, any dividends that would otherwise be paid on the deferred RSUs accumulate in cash and will be paid out at the same time that the deferred RSUs are settled.

Under either deferred compensation arrangement, if distribution is made on account of separation from service, the distribution will be delayed by six months if the participant is considered a specified employee within the meaning of Section 409A of the Internal Revenue Code.

The following table outlines employee and employer contributions to each deferred compensation arrangement for Fiscal Year 2017. The table also includes earnings or losses during Fiscal Year 2017, and the aggregate balances as of December 31, 2017.

2017 Nonqualified Deferred Compensation

Name (a)	Item	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings/(Loss) in Last FY ($) (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at Last FYE ($) (f) (1)
Scott Buckhout	Excess 401K	—	0	4,429	—	36,304

Rajeev Bhalla	Excess 401K	—	0	2,131	—	17,473

Erik Wiik	Excess 401K	—	0	132	—	960

Sumit Mehrotra	Excess 401K	—	0	232	—	1,247

Arjun Sharma	Excess 401K	—	0	1331	—	10,912

(1)	These amounts include employer contributions that have been reflected in the Summary Compensation Table above and all earnings on such contributions.

SEVERANCE AND OTHER BENEFITS UPON
TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

To achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide our executive officers with severance and change of control protections that are competitive with the protections offered by our Peer Group Companies. Offering our executive officers these payments and benefits facilitates the operation of our business, allows them to better focus their time, attention and capabilities on our business, assists us in recruiting and motivating executive officers, provides for a clear and consistent approach to managing involuntary departures with mutually understood separation benefits, and aligns with market practice.

Severance Agreements

Each of the Named Executive Officers has entered into an agreement providing severance benefits (the "Severance Agreements") if he resigns from the Company for good reason or the Company terminates him other than for cause. In such circumstances, each of Messrs. Buckhout's and Bhalla's Severance Agreement entitles him to a lump sum payment equal to (i) his then-current base salary and (ii) his target incentive compensation in effect during the fiscal year in which the termination occurs. In the same circumstances, each of Messrs. Mehrotra's, Wiik's, and Sharma's Severance Agreement entitles him to a lump sum payment equal to his then-current base salary and annual incentive compensation for the fiscal year in which the termination occurs, to the extent that performance goals are met for that year, prorated based on the date of resignation or termination.

In addition, the severance benefit for each of the Named Executive Officers includes the Company continuing to pay for medical coverage (if COBRA coverage is elected) in the same proportion it did on the date of termination for up to one year following termination.

To receive the benefits described above, the Named Executive Officer must execute a general release of claims in a manner satisfactory to the Company within 21 days of the termination of employment. Each of the Named Executive Officers listed above also has agreed to comply with non-competition and non-solicitation obligations lasting for the term of employment and one year following termination as consideration for the severance benefits.

The Severance Agreements continue to apply after a change in control. No benefits, however, are payable under the Severance Agreements if severance benefits become payable under the Change in Control Agreements as described below.

Change of Control Agreements

Each of the Named Executive Officers has entered into an agreement providing benefits in the event of a change of control of the Company (the "Change of Control Agreements"). The term of each Change of Control Agreement is one year subject to annual one-year extensions unless there is a notice of non-renewal. Each of the Change of Control Agreements provides enhanced severance benefits if, within one year following a change of control, the Named Executive Officer's employment is terminated by the Company without cause or he resigns from the Company for good reason. In such circumstances, the cash benefit to a Named Executive Officer will be a lump sum payment equal to two times (i) his then-current base salary and (ii) his target annual incentive compensation in effect during the fiscal year in which the termination occurs (or, in the case of Mr. Sharma, the highest annual incentive compensation received by him in any of the three immediately preceding fiscal years).

In addition, the severance benefit for each Named Executive Officer includes the Company continuing to pay for medical coverage (if COBRA coverage is elected) in the same proportion it did on the date of termination for up to two years following termination.

Upon the occurrence of a change of control, irrespective of whether his employment with the Company terminates, each Named Executive Officer's stock options and stock-based awards (including RSUs and PSUs) will immediately vest. In some circumstances, immediate vesting will not apply to performance stock options granted in connection with commencing employment. If a change of control transaction were under consideration, executives naturally would be faced with personal uncertainties and distractions about how any transaction might affect their continued role with the Company. Single-trigger equity vesting focuses executives’ full attention and dedication on stockholders’ best interests, despite any potential change of control, and encourages executives to stay with the Company through any period of uncertainty. Double-trigger vesting provides less certainty and is therefore less effective in maintaining executive focus throughout any change of control.

A “change of control” for purposes of the Change of Control Agreements means any of the following: (i) acquisition of 25% or more of the voting power or economic value of the Company’s then outstanding securities; (ii) failure of incumbent directors (including any director nominated for election by a vote of at least a majority of the incumbent directors other than in connection with a proxy contest) to constitute at least a majority of the Board; (iii) stockholder approval of (A) consolidation or merger of the Company that results in stockholders owning less than 50% voting shares of the consolidated or merge entity (or its ultimate parent corporation, if any), (B) any sale or similar transaction of substantially all of the assets of the Company, or (C) entry of the Company into a plan of liquidation.

As noted above, the Named Executive Officers would not be entitled to benefits under the Severance Agreements in connection with any termination from the Company with respect to which benefits under the Change of Control Agreements would be payable. Each of the Named Executive Officers also has agreed to comply with non-competition and non-solicitation provisions lasting for the term of employment and one year following termination as consideration for the change of control benefits.

The following tables list the estimated amounts that each Named Executive Officer would have become entitled to in the event of a termination from the Company or change of control of the Company had such termination or change of control occurred on December 31, 2017. Assumptions used in preparing these estimates are set forth in the footnotes to each table. These tables do not include amounts that are otherwise earned and vested prior to a termination of employment or a change in control, such as vested stock options or nonqualified deferred compensation, or the annual incentive bonus which was actually earned for 2017.

Scott Buckhout
Severance and Other Benefits
	Involuntary Without Cause or Voluntary Resignation With Good Reason Within one Year Following Change of Control		Involuntary Other Than For Cause or Voluntary Resignation With Good Reason at Any Other Time		Involuntary For Cause or Voluntary Resignation Without Good Reason	Change of Control (Irrespective of Whether Termination or Resignation Occurs)		Death or Disability	(8)
	12/31/2017		12/31/2017		12/31/2017	12/31/2017		12/31/2017
Cash Severance	$2,800,000	(1)	$1,400,000	(4)
Health Benefits	$45,043	(2)	$33,783	(5)
Long-Term Incentives
Gain on accelerated stock options	—		—		—	$521,983	(6)	$521,983	(6)
Value of accelerated restricted stock units	—		—		—	$3,698,512	(7)	$3,698,512	(7)
Total Long-Term Incentives	$—		$—		$—	$4,220,495		$4,220,495
TOTAL Value:	$2,845,043	(3)	$1,433,783		$—	$4,220,495		$4,220,495

(1) This amount reflects payment to Mr. Buckhout that would equal two times his (i) then-current base salary and (ii) then-effective target annual incentive compensation.
(2) This amount reflects payments to Mr. Buckhout that would equal the cost of the health insurance premiums necessary to allow Mr. Buckhout and any covered spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years following the date of termination.

(3) These amounts do not reflect a 20% excise tax under Section 4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change of control.
(4) This amount reflects payment to Mr. Buckhout that would equal his (i) then-current base salary and (ii) his then-effective target annual incentive compensation.
(5) This amount reflects payments to Mr. Buckhout that would equal the cost of the health insurance premiums necessary to allow Mr. Buckhout and any covered spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of 18 months following the date of termination.

(6) This amount reflects the incremental value to which Mr. Buckhout would be entitled due to the immediate vesting of all unvested stock options, subject to accelerated vesting on change of control, using the closing stock price of $48.68 on December 31, 2017.

(7) This amount reflects the total value to which Mr. Buckhout would be entitled due to the immediate vesting of all unvested RSUs including PSUs at Target and MSP RSUs using the closing stock price of $48.68 on December 31, 2017. The amount attributable to MSP RSU vesting includes the prior incentive bonus that was earned and used to purchase MSP RSUs.

(8) “Disability” for this purpose means qualifying for receipt of long-term disability benefits under the Company’s long-term disability plan as in effect from time to time.

Rajeev Bhalla
Severance and Other Benefits
	Involuntary Without Cause or Voluntary Resignation With Good Reason Within one Year Following Change of Control		Involuntary Other Than For Cause or Voluntary Resignation With Good Reason at Any Other Time		Involuntary For Cause or Voluntary Resignation Without Good Reason	Change of Control (Irrespective of Whether Termination or Resignation Occurs)		Death or Disability	(8)
	12/31/2017		12/31/2017		12/31/2017	12/31/2017		12/31/2017
Cash Severance	$1,735,744	(1)	$867,872	(4)
Health Benefits	$45,043	(2)	$33,783	(5)
Long-Term Incentives
Gain on accelerated stock options	—		—		—	$546,830	(6)	$546,830	(6)
Value of accelerated restricted stock units	—		—		—	$1,750,527	(7)	$1,750,527	(7)
Total Long-Term Incentives	$—		$—		$—	$2,297,357		$2,297,357
TOTAL Value:	$1,780,787	(3)	$901,655		$—	$2,297,357		$2,297,357

(1) This amount reflects payment to Mr. Bhalla that would equal two times his (i) then-current base salary and (ii) then-effective target annual incentive compensation.
(2) This amount reflects payments to Mr. Bhalla that would equal the cost of the health insurance premiums necessary to allow Mr. Bhalla and any covered spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years following the date of termination.

(3) These amounts do not reflect a 20% excise tax under Section 4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change of control.
(4) This amount reflects payment to Mr. Bhalla that would equal his (i) then-current base salary and (ii) then-effective target annual incentive compensation.
(5) This amount reflects payments to Mr. Bhalla that would equal the cost of the health insurance premiums necessary to allow Mr. Bhalla and any covered spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of 18 months following the date of termination.

(6) This amount reflects the incremental value to which Mr. Bhalla would be entitled due to the immediate vesting of all unvested stock options subject to accelerated vesting on change of control using the closing stock price of $48.68 on December 31, 2017.

(7) This amount reflects the total value to which Mr. Bhalla would be entitled due to the immediate vesting of all unvested RSUs including Time RSUs, PSUs at Target, and MSP RSUs using the closing stock price of $48.68 on December 31, 2017. The amount attributable to MSP RSU vesting includes the prior incentive bonus that was earned and used to purchase MSP RSUs.

(8) “Disability” for this purpose means qualifying for receipt of long-term disability benefits under the Company’s long-term disability plan as in effect from time to time.

Sumit Mehrotra
Severance and Other Benefits

	Involuntary Without Cause or Voluntary Resignation With Good Reason Within One Year Following Change of Control		Involuntary Other Than For Cause or Voluntary Resignation With Good Reason at Any Other Time		Involuntary For Cause or Voluntary Resignation Without Good Reason	Change of Control (Irrespective of Whether Termination or Resignation Occurs)		Death or Disability	(8)
	12/31/2017		12/31/2017		12/31/2017	12/31/2017		12/31/2017
Cash Severance	$837,000	(1)	$355,061	(4)
Health Benefits	$45,043	(2)	$22,522	(5)
Long-Term Incentives
Gain on accelerated stock options	—		—		—	$27,412	(6)	$27,412	(6)
Value of accelerated restricted stock units	—		—		—	$295,244	(7)	$295,244	(7)
Total Long-Term Incentives	$—		$—		$—	$322,656		$322,656
TOTAL Value:	$882,043	(3)	$377,583		$—	$322,656		$322,656

(1) This amount reflects payment to Mr. Mehrotra that would equal two times his (i) then-current base salary and (ii) then-effective target annual incentive compensation.
(2) This amount reflects payments to Mr. Mehrotra that would equal the cost of the health insurance premiums necessary to allow Mr. Mehrotra and any covered spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years following the date of termination.

(3) These amounts do not reflect a 20% excise tax under Section 4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change of control.
(4) This amount reflects payment to Mr. Mehrotra that would equal his (i) then-current base salary and (ii) then-effective target annual incentive compensation, to the extent that performance goals were met, prorated based on the date of resignation or termination (no proration in this example since the assumed date of termination is December 31, 2017).

(5) This amount reflects payments to Mr. Mehrotra that would equal the cost of the health insurance premiums necessary to allow Mr. Mehrotra and any covered spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of one year following the date of termination.

(6) This amount reflects the incremental value to which Mr. Mehrotra would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $48.68 on December 31, 2017.

(7) This amount reflects the total value to which Mr. Mehrotra would be entitled due to the immediate vesting of all unvested RSUs including Time RSUs and MSP RSUs using the closing stock price of $48.68 on December 31, 2017. The amount attributable to MSP RSU vesting includes the prior incentive bonus that was earned and used to purchase MSP RSUs.

(8) “Disability” for this purpose means qualifying for receipt of long-term disability benefits under the Company’s long-term disability plan as in effect from time to time.

Arjun Sharma
Severance and Other Benefits

	Involuntary Without Cause or Voluntary Resignation With Good Reason Within One Year Following Change of Control		Involuntary Other Than For Cause or Voluntary Resignation With Good Reason at Any Other Time		Involuntary For Cause or Voluntary Resignation Without Good Reason	Change of Control (Irrespective of Whether Termination or Resignation Occurs)		Death or Disability	(8)
	12/31/2017		12/31/2017		12/31/2017	12/31/2017		12/31/2017
Cash Severance	$671,352	(1)	$377,443	(4)
Health Benefits	$7,651	(2)	$7,651	(5)
Long-Term Incentives
Gain on accelerated stock options	—		—		—	$54,863	(6)	$54,863	(6)
Value of accelerated restricted stock units	—		—		—	$498,532	(7)	$498,532	(7)
Total Long-Term Incentives	$—		$—		$—	$553,395		$553,395
TOTAL Value:	$679,003	(3)	$385,094		$—	$553,395		$553,395

(1) This amount reflects payment to Mr. Sharma that would equal two times his (i) then-current base salary and (ii) the highest short-term incentive amount he received in any of the immediately preceding three years (excluding the incentive award of $50,000 under the plan in recognition of extraordinary contributions associated with the FH acquisition in 2017).

(2) This amount reflects payments to Mr. Sharma that would equal the cost of the health insurance premiums necessary to allow Mr. Sharma and any covered spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years following the date of termination.

(3) These amounts do not reflect a 20% excise tax under Section 4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change of control.
(4) This amount reflects payment to Mr. Sharma that would equal his (i) then-current base salary and (ii) then-effective target annual incentive compensation, to the extent that performance goals were met, prorated based on the date of resignation or termination (no proration in this example since the assumed date of termination is December 31, 2017).

(5) This amount reflects payments to Mr. Sharma that would equal the cost of the health insurance premiums necessary to allow Mr. Sharma and any covered spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of one year following the date of termination.

(6) This amount reflects the incremental value to which Mr. Sharma would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $48.68 on December 31, 2017.

(7) This amount reflects the total value to which Mr. Sharma would be entitled due to the immediate vesting of all unvested RSUs including Time RSUs, PSUs at Target and MSP RSUs using the closing stock price of $48.68 on December 31, 2017. The amount attributable to MSP RSU vesting includes the prior incentive bonus that was earned and used to purchase MSP RSUs.

(8) “Disability” for this purpose means qualifying for receipt of long-term disability benefits under the Company’s long-term disability plan as in effect from time to time.

Erik Wiik
Severance and Other Benefits

	Involuntary Without Cause or Voluntary Resignation With Good Reason Within One Year Following Change of Control		Involuntary Other Than For Cause or Voluntary Resignation With Good Reason at Any Other Time		Involuntary For Cause or Voluntary Resignation Without Good Reason	Change of Control Without Termination (Irrespective of Whether Termination or Resignation Occurs)		Death or Disability	(8)
	12/31/2017		12/31/2017		12/31/2017	12/31/2017		12/31/2017
Cash Severance	$1,338,240	(1)	$466,025	(4)
Health Benefits	$45,043	(2)	$22,522	(5)
Long-Term Incentives
Gain on accelerated stock options	—		—		—	$54,804	(6)	$54,804	(6)
Value of accelerated restricted stock units	—		—		—	$426,534	(7)	$426,534	(7)
Total Long-Term Incentives	$—		$—		$—	$481,338		$481,338
TOTAL Value:	$1,383,283	(3)	$488,547		$—	$481,338		$481,338

(1) This amount reflects payment to Mr. Wiik that would equal two times his (i) then-current base salary and (ii) then-effective target annual incentive compensation.
(2) This amount reflects payments to Mr. Wiik that would equal the cost of the health insurance premiums necessary to allow Mr. Wiik and any covered spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years following the date of termination.

(3) These amounts do not reflect a 20% excise tax under Section 4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change of control.
(4) This amount reflects payment to Mr. Wiik that would equal his (i) then-current base salary and (ii) then-effective target annual incentive compensation, to the extent that performance goals were met, prorated based on the date of resignation or termination (no proration in this example since the assumed date of termination is December 31, 2017).

(5) This amount reflects payments to Mr. Wiik that would be equal the cost of the health insurance premiums necessary to allow Mr. Wiik and any covered spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of one year following the date of termination.

(6) This amount reflects the incremental value to which Mr. Wiik would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $48.68 on December 31, 2017.

(7) This amount reflects the incremental value to which Mr. Wiik would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $48.68 on December 31, 2017, less the applicable basis with respect to MSP RSUs. The amount attributable to MSP RSU vesting includes the prior incentive bonus that was earned and used to purchase MSP RSUs.

(8) “Disability” for this purpose means qualifying for receipt of long-term disability benefits under the Company’s long-term disability plan as in effect from time to time.

CEO PAY RATIO
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees (excluding our CEO), the annual total compensation of our principal executive officer, Mr. Buckhout, and the ratio of these two amounts.
Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.
We selected December 8, 2017, which is within the last three months of our last completed fiscal year, as the date upon which we would identify our median employee. We chose this date because it preceded the closing on December 11, 2017 of our acquisition of the FH business, which resulted in the addition of approximately 1,993 employees to our workforce. As of December 8, 2017, we employed 2,646 employees globally. As permitted under the SEC de minimis rule, we elected to exclude all employees located in China (26 persons), Malaysia (5 persons), and Morocco (86 persons), who in the aggregate make up less than 5% of our total workforce, from our calculation. In the remaining geographies, we included all of our full-time employees, part-time employees, and consultants, excluding the CEO, in our analysis to identify the median employee.
As permitted under SEC rules, to determine our median employee, we used a Consistently Applied Compensation Measure to identify our median employee, choosing base pay. Base pay is a reasonable alternative measure for us since our incentive and equity plans do not have broad participation across our employee population. We used annualized salary rates for full-time salaried employees and hourly pay rates and scheduled annual hours for hourly employees as reasonable estimates of base pay earned in 2017. Using the compiled data, we identified the median employee and then calculated that person's total Summary Compensation Table (SCT) compensation to be $44,110.
Mr. Buckhout's total SCT compensation for 2017 was $3,251,348. Based on the foregoing, we determined that a reasonable estimate of the ratio of our CEO pay to our median employee pay is 74:1.
The SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies to apply certain exclusions and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Since other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios, the pay ratios reported by other companies may not be comparable to the pay ratio reported above.

DIRECTOR COMPENSATION

The form and amount of director compensation is reviewed and assessed periodically by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews our Peer Group Companies' data and broad survey data concerning director compensation practices, levels, and trends for companies comparable to the Company in revenue, business, and complexity, which data is requested by or on behalf of the Nominating and Corporate Governance Committee. It also considers the significant amount of time that our non-employee directors spend in fulfilling their duties to the Company as well as the required level of skill to serve on our Board. The Nominating and Corporate Governance Committee recommends changes, if any, to the Board for action. Employee directors do not receive separate compensation for service as directors.

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve as non-employee directors on the Board. For 2017, our non-employee directors received cash compensation as follows, on an annual basis, unless otherwise noted:

Annual Retainer (Board Member)	$60,000
Annual Retainer (Chairman of the Board)	$135,000
Chairman Fee (Audit Committee)	$20,000
Chairman Fee (Compensation Committee)	$15,000
Chairman Fee (Nominating and Corporate Governance Committee)	$10,000
Committee Membership Fee (per committee)	$5,000

Each of our non-employee directors are also reimbursed for reasonable travel and other expenses incurred in attending meetings.

Annual Equity Grant

Our non-employee directors also are eligible to receive an annual equity incentive grant under our Equity Incentive Plan. Currently, the targeted value of such grant is $85,000. On February 27, 2017, each director (with the exception of Ms. Donikowski, who joined the Board in March 2017) received a grant of 1,394 RSUs which becomes vested and settles in shares of Common Stock on a one-for-one basis thirteen months from the date of grant, provided the non-employee director is still providing services on the Board. Ms. Donikowski received a grant of 1,356 RSUs on May 15, 2017 based on the same $85,000 targeted value and vesting schedule. For each director, the number of RSUs was determined by dividing $85,000 by the closing price of our Common Stock on the trading day immediately preceding the award date, rounded up to the nearest whole share.

MSP RSUs

Non-employee directors may purchase RSUs with all or a portion of their annual cash retainer on a pre-tax basis at a 33% discount from the closing price of our Common Stock on the date preceding our annual grant on a basis similar to our Named Executive Officers. MSP RSUs generally are fully vested at the end of three years, at which time they are converted into shares of our Common Stock unless the non-employee director has previously elected a longer deferral period. If a non-employee director departs the Board prior to full vesting of the MSP RSUs, such non-employee director will vest in a third of the MSP RSUs if he or she has completed a full year of service after the grant date or in two-thirds of the MSP RSUs if he or she has completed two full years of service after the grant date. MSP RSUs that are not vested as of a non-employee's resignation from the Board are generally settled with a cash payment to the non-employee director equal to the amount of fees applied to purchase the MSP RSUs (with interest) or, if less, the fair market value of the shares of stock subject to the MSP RSUs. This payment results in forfeiture of the purchase discount as well as any stock price appreciation and accrued dividends on the MSP RSUs.

Stock Ownership Guidelines

The Company has adopted Stock Ownership Guidelines for non-employee directors to further align their interests with the interests of the stockholders. These guidelines establish an expectation that, within a five-year period, each director shall achieve and maintain an equity interest in the Company at least equal to 5 times such director's annual retainer fee. In calculating an individual's equity interest, credit is given for (i) the value of actual shares of common stock owned beneficially, (ii) the before-tax value of all vested stock options, and (iii) the before-tax value of all outstanding RSU awards (including those which the individual has received in lieu of either bonus compensation or an annual director's retainer, as applicable).

The calculation of an individual's equity interest, however, does not include the value of any outstanding equity awards subject to risk of forfeiture by virtue of performance. An annual review is conducted by our Compensation Committee to assess compliance with the guidelines. As of February 7, 2018, our directors met their applicable ownership guidelines, or were on track to achieve their ownership guidelines by the applicable target compliance date.
The table below summarizes the compensation paid by the Company to non-employee directors for Fiscal Year 2017.
2017 Director Compensation

Name	Director and Committee Fees ($) (1)	Stock Awards ($) (2)	Total ($)
David F. Dietz	135,000	151,510	286,510
Tina Donikowski	65,000	85,048	150,048
Douglas M. Hayes	80,000	114,591	194,591
Helmuth Ludwig	70,000	114,591	184,591
John (Andy) O'Donnell	80,000	114,591	194,591
Peter M. Wilver	85,000	110,645	195,645

(1)
The amounts shown in this column reflect the fees paid in Fiscal Year 2017 for Board and committee service. All non-employee directors with the exception of Ms. Donikowski elected to purchase MSP RSUs with either all or a portion of their annual retainer fee. The number of RSUs purchased by Mr. Dietz under MSP was 3,304 with his annual retainer of $135,000. The number of RSUs purchased by Mr. Wilver under MSP was 1,273 with $52,000 of his $60,000 annual retainer. The number of RSUs purchased under MSP by Mr. Hayes, Dr. Ludwig, and Mr. O'Donnell was 1,469 each with their annual retainer fee of $60,000. The total number of purchased RSUs set forth in this footnote was determined by dividing the amount of fees elected by the non-employee for participation in the MSP by $40.86 which is 67% of the closing price of our common stock on February 24, 2017.

(2)
Reflects the grant date fair value of the annual equity grant made in time-based restricted stock units (Time RSUs) and the grant date fair value of the discount on the restricted stock units (MSP RSUs) purchased under our MSP determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 11 ("Share -Based Compensation") to our audited consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2018. The grant date fair value of the Time RSUs granted to each of our non-employee directors and the grant date fair value of the discount on the MSP RSUs purchased by each of our non-employee directors on February 27, 2017 were as follows:

Name	Grant Date Fair Value of Time RSUs ($)	Grant Date Fair Value of MSP RSUs ($)	Total ($)
David F. Dietz	85,020	66,510	151,530
Tina Donikowski (3)	85,048	—	85,048
Douglas M. Hayes	85,020	29,571	114,591
Helmuth Ludwig	85,020	29,571	114,591
John (Andy) O'Donnell	85,020	29,571	114,591
Peter M. Wilver	85,020	25,625	110,645

All of the outstanding RSUs held by each non-employee director and issued in connection with the MSP as of December 31, 2017 were as follows: Mr. Dietz - 12,373, Ms. Donikowski - 0, Mr. Hayes - 5,500, Dr. Ludwig - 3,772, Mr. O'Donnell - 5,500, and Mr. Wilver - 4,498 MSP RSUs. The total number of Time RSUs held by each non-employee director as of December 31, 2017 was as follows: Mr. Dietz - 1,394, Ms. Donikowski - 1,356, Mr. Hayes - 1,394, Mr. Ludwig - 1,394, Mr. O'Donnell - 1,394, and Mr. Wilver - 1,394 Time RSUs.

(3)	Ms. Donikowski joined the Board effective March 30, 2017.

COMMITTEE REPORTS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for Fiscal Year 2017 with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board

Douglas M. Hayes
John (Andy) O'Donnell
Peter M. Wilver

Audit Committee Report
The Audit Committee has furnished the following report on Audit Committee matters:
The Audit Committee acts pursuant to a written charter pursuant to which the Audit Committee is primarily responsible for overseeing and monitoring the accounting, financial reporting, and internal controls practices of the Company and its subsidiaries. Its primary objective is to promote and preserve the integrity of the Company’s financial statements and the independence and performance of the Company’s independent auditors. The Audit Committee also oversees the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements.
It is important to note, however, that the role of the Audit Committee is one of oversight, and the Audit Committee relies, without independent verification, on the information provided to it and the representations made by management, the internal auditors, and the independent auditors. Management retains direct responsibility for the financial reporting process, the system of internal controls, and the system of disclosure controls and procedures.
In furtherance of its role, the Audit Committee regularly reviews the Company’s internal controls and areas of potential financial risk for the Company, such as environmental and litigation matters. The Committee annually reviews the Company’s income tax position, its insurance programs, and the performance of its independent auditors. The Audit Committee meets at least quarterly and reviews the Company’s interim financial results and earnings releases prior to their publication. The Audit Committee also reviews the Company’s periodic reports on Forms 10-Q and 10-K prior to their filing.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairperson when expediting of services is necessary. The independent auditors and management report annually to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed. All of the audit, audit-related, tax, and other services provided by PricewaterhouseCoopers LLP in Fiscal Year 2016 and Fiscal Year 2017 and related fees were approved in accordance with the Audit Committee’s policy.
The Audit Committee has reviewed and discussed the audited financial statements of the Company for Fiscal Year 2017 with management and it has discussed with PricewaterhouseCoopers LLP, the Company’s independent auditors for Fiscal Year 2017, the matters required to be discussed by applicable auditing standards adopted by the Public Company Accounting Oversight Board relating to the conduct of the audit. The Audit Committee also has received and discussed the written disclosures and the letter from PricewaterhouseCoopers LLP, as required by the applicable requirements of the Public Company Accounting Oversight Board, regarding communications with the Audit Committee concerning its independence. Based upon these materials and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal Year 2017.
Submitted by the Audit Committee of the Board
Peter M. Wilver
Tina M. Donikowski
Helmuth Ludwig

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of our Common Stock as of February 28, 2018, by:

•	all persons known by us to own beneficially 5% or more of our Common Stock;

•	each of our current directors;

•	our Named Executive Officers included in the Summary Compensation Table appearing in this proxy statement; and

•	all current directors and executive officers as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after February 28, 2018 through the exercise of any stock option, restricted stock unit or other right. The inclusion in this Proxy Statement of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. As of February 28, 2018, a total of 19,815,241 shares of our Common Stock were outstanding.
Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock except to the extent authority is shared by spouses under applicable law.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner (1)	Number (2)	Percent (2)
Colfax Corporation (3)	3,283,424	16.6%
Gabelli Entities (4)	2,582,254	13.0%
BlackRock, Inc. (5)	2,079,907	10.5%
Royce & Associates, LLC (6)	1,658,978	8.4%
The Vanguard Group (7)	1,585,405	8.0%
Wellington Management Group LLP (8)	1,326,910	6.7%
Scott Buckhout	289,744	1.5%
David F. Dietz	78,493	*
Rajeev Bhalla	73,455	*
Arjun Sharma	33,946	*
Douglas M. Hayes	19,863	*
Peter M. Wilver	15,317	*
John (Andy) O'Donnell	15,111	*
Sumit Mehrotra	10,881	*
Erik Wiik	9,566	*
Helmuth Ludwig	2,186	*
Tina Donikowski	—	*
All current executive officers and directors as a group (fifteen) (9)	562,597	2.8%
* Less than 1%.

(1)
The address of each stockholder in the table is c/o CIRCOR, Inc., 30 Corporate Drive, Suite 200, Burlington, MA 01803, except that the address of Colfax Corporation is 420 National Business Parkway, 5th Floor, Annapolis Junction, MD 20701; the address of the Gabelli Entities (as defined in Footnote 3) is One Corporate Center, Rye, NY 10580; the address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055; the address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151; the address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355; and the address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

(2)
The number of shares of Common Stock outstanding used in calculating the percentage for each listed person and the directors and executive officers as a group includes the number of shares of Common Stock underlying stock options, warrants and convertible securities held by such person or group that are exercisable or convertible within 60 days from February 28, 2018, the date of the above table, but excludes shares of Common Stock underlying stock options, restricted stock units or convertible securities held by any other person. The amounts in the table include for the persons listed: 268,488 options and MSP RSUs for Mr. Buckhout; 3,887 MSP RSUs for Mr. Dietz; 1,728 MSP RSUs for Mr. Hayes; 62,164 options, RSUs and MSP RSUs for Mr. Bhalla; 22,031 options, RSUs, and MSP RSUs for Mr. Sharma; 1,728 MSP RSUs for Mr. Wilver; 4,418 RSUs and MSP RSUs for Mr. O’Donnell; 8,780 options, RSUs and MSP RSUs for Mr. Mehrotra; 7,544 options and RSUs for Mr. Wiik.

(3)
The information is based on a Schedule 13G filed with the Securities and Exchange Commission on December 15, 2017 on behalf of Colfax Corporation ("Colfax"). According to the filing, Colfax has shared dispositive power and shared voting power.

(4)
The information is based on an amended Schedule 13D filed with the Securities and Exchange Commission on March 6, 2018 on behalf of Mario J. Gabelli and various entities which Mr. Gabelli directly or indirectly controls or for which he acts as chief investment officer including, but not limited to, Gabelli Funds, LLC, GAMCO Asset Management Inc., Teton Advisors, Inc., GGCP, Inc., GAMCO Investors, Inc., and Associated Capital Group, Inc. (collectively, the "Gabelli Entities"). According to the amended Schedule 13D, the Gabelli Entities engage in various aspects of the securities business, primarily as investment advisors to various institutional and individual clients, including registered investment companies and pension plans, and as general partners or the equivalent of various private investment partnerships or private funds. Certain of the Gabelli Entities may also make investments for their own accounts. According to the amended Schedule 13D, Gabelli Funds, LLC, GAMCO Asset Management Inc. and Teton Advisors, Inc. beneficially owned 969,000, 1,429,654 and 183,600 shares, respectively. Mr. Gabelli, GAMCO Investors, Inc., GGCP, Inc., and Associated Capital Group, Inc. are deemed to beneficially own the shares owned beneficially by each of the Gabelli Entities. Subject to certain limitations, each of the Gabelli Entities has sole dispositive and voting power, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, in the shares beneficially owned by such entity, except that (i) GAMCO Asset Management Inc. does not have the authority to vote 129,500 of the reported shares, (ii) Gabelli Funds, LLC has sole dispositive and voting power with respect to the shares of the Company held by the various funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the proxy voting committee of each such fund shall respectively vote that fund’s shares, (iii) at any time, the proxy voting committee of each such fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mr. Gabelli, Associated Capital Group, Inc., GAMCO Investors, Inc., and GGCP, Inc. is indirect with respect to shares beneficially owned directly by other Gabelli Entities.

(5)
The information is based on an amended Schedule 13G filed with the Securities and Exchange Commission on January 19, 2018 on behalf of BlackRock, Inc. ("BlackRock"). According to the filing, Black Rock has sole dispositive power over 2, 079,907 shares and sole voting power over 2,039,061 shares.

(6)	The information is based on an amended Schedule 13G filed with the Securities and Exchange Commission on January 25, 2018 on behalf of Royce & Associates, LLC ("Royce").
(7)
The information is based on an amended Schedule 13G filed with the Securities and Exchange Commission on February 9, 2018 on behalf of The Vanguard Group. According to the filing, The Vanguard Group has sole dispositive power over 1,558,702 shares, shared dispositive power over 26,703 shares, sole voting power over 25,203 shares and shared voting power over 2,900 shares.

(8)
The information is based on an amended Schedule 13G filed with the Securities and Exchange Commission on February 8, 2018 on behalf of Wellington Management Group LLP ("Wellington Management"). According to the filing, Wellington Management has shared dispositive power with Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP over 1,326,910 shares, shared dispositive power with Wellington Management Company LLP over 1,316,098 shares, shared voting power with Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP over 1,048,771 shares and shared voting power with Wellington Management Company LLP over 1,042,301 shares.

(9)
Includes 103,431 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2018 and 21,759 shares of Common Stock issuable within 60 days of February 28, 2018 on account of RSUs and MSP RSUs that will have vested.

PROPOSAL 2
RATIFICATION OF AUDITORS

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as the Company's independent auditors for the fiscal year ending 2018 ("Fiscal Year 2018"). PwC has no direct or indirect interest in the Company or any affiliate of the Company. Although action by the stockholders in this matter is not required, the Board believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of the Company's financial controls and reporting. The Board therefore recommends to the stockholders that they ratify the appointment of PwC as independent auditors of the Company for Fiscal Year 2018. Should the stockholders not ratify the selection of PwC, the Audit Committee will consider the vote and the reasons therefore in future decisions on the selection of independent auditors. Even if the selection of PwC is ratified by stockholders, the Audit Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Auditor Presence at Annual Meeting

A representative of PwC is expected to be available at the Annual Meeting, and to respond to appropriate questions. The following table summarizes the fees we incurred for professional services provided by PwC for each of the last two fiscal years for audit, audit-related, tax and other services:

Auditor Fees ($ in Thousands)

Fiscal Year	2017	2016
Audit Fees (1)	$3,985	$2,367
Audit Related Fees (2)	176	50
Tax Fees (3)	—	79
All Other Fees (4)	5	87
Total	$4,166	$2,583

(1)
For the professional services rendered for the audit of the Company’s annual financial statements, for review of the financial statements included in the Company’s quarterly reports of Form 10-Q for that year, for conducting of the independent auditor’s obligations relative to attestation of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, and performing local statutory audits.

(2)
Represents fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under "Audit Fees". These services relate to consultations concerning financial accounting and reporting standards.

(3)	No tax services were performed in 2017. Tax services performed in 2016 consisted of advice relating to acquisition due diligence and various international tax compliance matters.

(4)
All other fees in 2017 consisted of $3,600 of fees for an accounting research tool and $900 for disclosure checklist software. All other fees in 2016 consisted of $100,000 related to acquisition strategy consulting services and $5,000 for accounting software licenses.

PwC's fees increased significantly in 2017 in large part due to work associated with the FH acquisition and change in revenue recognition accounting standard that took effect in January 2018.

Independence

The Audit Committee has considered whether the provision of non-audit services by PwC is compatible with maintaining PwC's independence and has determined that these services had no adverse effect on such independence.

Board Recommendation

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2018.

UNLESS OTHERWISE INSTRUCTED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL.

Vote Required For Approval

A quorum being present, the affirmative vote of a majority of the votes cast at the Annual Meeting is necessary to ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of the Company for Fiscal Year 2018. This vote is not required by law and will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. The Audit Committee, however, will take into account the outcome of the vote and the reasons therefore in future decisions on the selection of independent auditors.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with provisions of Section 14A of the Exchange Act, we are providing the Company's stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our Named Executive Officers for Fiscal Year 2017, which is described in the section titled "Compensation Discussion and Analysis" in this Proxy Statement.
As described in the section titled "Compensation Discussion and Analysis," our executive compensation program is designed to (i) attract and retain qualified executives by offering compensation and benefits (including retirement benefits) that are competitive with industry peers and (ii) motivate executives to achieve results that improve long-term organizational value by aligning executives' interests with those of our stockholders. To align executive compensation with the interests of our stockholders, an important portion of compensation for our Named Executive Officers is "at risk," or contingent upon the successful achievement of annual as well as long-term strategic corporate goals that we believe will drive stockholder value. Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy and objectives. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its objectives.
We currently hold our advisory vote to approve the compensation of our Named Executive Officers (“Say-on-Pay vote”) annually. This vote is only advisory and will not be binding upon the Company or the Board. The Board, however, values constructive dialogue on executive compensation and other important governance topics with the Company's stockholders and encourages all stockholders to vote their shares on this matter. The Company’s stockholders will have an opportunity to cast an advisory vote on the frequency of Say-on-Pay votes at least every six years. The next advisory vote on the frequency of the Say-on-Pay vote will occur no later than our 2023 annual meeting of stockholders.
Our Board recommends that our stockholders approve the compensation of our Named Executive Officers as disclosed in this proxy statement by voting in favor of the following resolution:
"RESOLVED, that the stockholders of CIRCOR International, Inc. (the "Company") approve, on an advisory basis, the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement for the 2018 Annual Meeting of Stockholders."
Board Recommendation
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE OVERALL COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS BY VOTING "FOR" THIS RESOLUTION.
Vote Required for Approval
A quorum being present, the affirmative vote of a majority of the votes cast at the Annual Meeting is necessary to approve this resolution. While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. The Compensation Committee, however, will take into account the outcome of the vote when considering future executive compensation decisions.

EXPENSES OF SOLICITATION
The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail and via the internet, certain directors, officers and employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by mail, telephone, email or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses. The Company has retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $11,000, plus reimbursement of expenses.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR
ANNUAL MEETING IN 2019
Stockholder proposals intended to be presented at the annual meeting of stockholders to be held in 2019 must be received by the Company on or before November 29, 2018 in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in the Company's proxy statement and form of proxy.
In addition, a stockholder who wishes to present a proposal or director nomination at the annual meeting of stockholders to be held in 2019 must deliver the proposal or nomination to the Company so that it is received not earlier than January 10, 2019 and not later than February 9, 2019 to be considered at that annual meeting. The Company's By-laws provide that any stockholder of record wishing to have a stockholder proposal or director nomination considered at an annual meeting must provide written notice of such proposal, or nomination of a director for election, and appropriate supporting documentation, as set forth in the By-laws, to the Company at its principal executive office not less than ninety days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting. In the event, however, that the annual meeting is scheduled to be held more than thirty days before such anniversary date or more than sixty days after such anniversary date, notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day after the date of public disclosure of the date of such meeting is first made. Proxies solicited by the Board will confer discretionary voting authority with respect to stockholder proposals, subject to SEC rules governing the exercise of this authority.
Any stockholder proposals should be mailed to: Secretary, CIRCOR International, Inc., 30 Corporate Drive, Suite 200, Burlington, MA 01803.

"HOUSEHOLDING" OF ANNUAL MEETING MATERIALS
The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more security holders sharing the same address by delivering a single Notice Regarding the Availability of Proxy Materials (the "Notice"), and, for those who request, a single paper copy of the proxy statement and annual report addressed to those security holders. This process, which is commonly referred to as "householding," potentially means extra convenience for security holders and cost savings for companies. This year, a number of brokers with account holders who are the Company's stockholders will be "householding" proxy materials. A single Notice and, for those who request, a single paper copy of the proxy statement an annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. If, at any time, a stockholder no longer wishes to participate in "householding" and would prefer to receive a separate proxy statement, annual report and/or Notice, please notify the broker. Upon written request to the Company's Secretary at the Company's corporate headquarters at 30 Corporate Drive, Suite 200, Burlington, MA 01803 or via telephone at (781) 270-1200, the Company will promptly deliver a separate copy of the proxy statement, annual report and/or Notice to such stockholder. Stockholders who share the same address, and currently receive multiple copies of the proxy statement, annual report and/or Notice and would like to request "householding" of such information should contact their broker or the Company.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock (collectively, "Section 16 Persons"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NYSE. Section 16 Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain Section 16 Persons that no Section 16(a) reports were required for such persons, the Company believes that during Fiscal Year 2017, the Section 16 Persons timely complied with all Section 16(a) filing requirements applicable to them.

OTHER MATTERS

The Board does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE YOUR PROXY AS PROVIDED IN THIS PROXY STATEMENT. YOUR PROXY IS REVOCABLE UNTIL THE TIMES SET FORTH IN THIS PROXY STATEMENT AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY.

Annual Meeting of CIRCOR International, Inc.
Thursday, May 10, 2018
12:00 PM Local Time
at
CIRCOR International, Inc.
30 Corporate Drive, Suite 200
Burlington, MA 01803

Directions to CIRCOR International, Inc.

From Boston Logan International Airport:

•	Take MA-1A SOUTH to I-93 NORTH to I-95/Route 128 SOUTH. Take Exit 33B at MA-3A NORTH/Cambridge Street in Burlington. Turn right onto Corporate Drive.

CIRCOR INTERNATIONAL, INC.

30 Corporate Drive, Suite 200, Burlington, MA 01803

Proxy for Common Stock

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Rajeev Bhalla and David F. Mullen as proxies, each of them acting solely, with power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated on the reverse side, all the shares of Common Stock of CIRCOR International, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of CIRCOR International, Inc. be held at the Company's headquarters at CIRCOR International, Inc., 30 Corporate Drive, Suite 200, Burlington, MA 01803 on Thursday, May 10, 2018 at 12:00 P.M. local time, and at any adjournment(s) or postponement(s) thereof, upon the matters set forth on the reverse side hereof and described in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement. Directions to the location of the meeting are included on the last page of the Proxy Statement.

(Continued and to be signed on the reverse side)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

CIRCOR INTERNATIONAL, INC.

Thursday, May 10, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card, Letter to Stockholders, and Annual Report on Form 10-K are available at www.proxy.circor.com

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

20330300000000001000 2 051018

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ David F. Dietz
- ○ Tina M. Donikowski
- ○ Douglas M. Hayes

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the aforesaid meeting and the 2017 Annual Report to Stockholders.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated, the undersigned's votes will be cast "FOR" all nominees in Proposal 1 and "FOR" Proposals 2 and 3. This proxy will be voted in the discretion of the proxy holder on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please check here if you plan to attend the meeting. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNEX A
NON-GAAP RECONCILIATION

CIRCOR INTERNATIONAL, INC.
RECONCILIATION OF KEY PERFORMANCE MEASURES TO COMMONLY USED GENERALLY ACCEPTED ACCOUNTING PRINCIPLE TERMS
(in thousands, except percentages)
UNAUDITED

NET REVENUES
Energy	$347,578
Advanced Flow Solutions	277,637
Fluid Handling	36,495
Total Revenue	$661,710

SEGMENT OPERATING INCOME
Energy	$30,748
Advanced Flow Solutions	37,230
Fluid Handling	5,460
Corporate expenses	(21,744)
Subtotal - Adjusted operating income	51,694
LESS:
Amortization of inventory step-up	4,300
Restructuring charges, net	6,062
Acquisition amortization	12,542
Acquisition depreciation	233
Special charges, net	7,989
GAAP Operating Income	$20,568
Interest expense, net	10,777
Other expense, net	3,678
Income from continuing operations before income taxes	$6,113

Adjusted Operating Margin (a)	4.7%
LESS:
Amortization of inventory step-up	0.6%
Restructuring charges, net	0.9%
Acquisition amortization	1.9%
Acquisition depreciation	—%
Special charges (recoveries), net	1.2%
GAAP Operating Margin (b)	3.1%
SEGMENT OPERATING MARGIN %
Energy	8.8%
Advanced Flow Solutions	13.4%
Fluid Handling	15.0%
Adjusted Operating Margin	7.8%

(a) Adjusted Operating Margin calculated as Adjusted Operating Income divided by Net Revenues.
(b) GAAP Operating Margin calculated as GAAP Operating Income divided by Net Revenues.